UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

Ruby Tuesday Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 26, 2016

Dear Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Ruby Tuesday, Inc. on Wednesday, October 5, 2016, at 11:00 a.m., Eastern Daylight Time, at our Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801. The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. At this year’s meeting, you will have the opportunity to vote on the election of two Class III directors; to approve, on an advisory basis, our executive compensation; and to ratify the selection of our independent registered public accounting firm, KPMG LLP.

We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by telephone, over the Internet or, if you receive paper copies of the proxy materials, by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

James J. (J.J.) Buettgen
Chairman of the Board, President and Chief Executive Officer

150 West Church Avenue ● Maryville, Tennessee 37801 ● (865) 379-5700 ● Facsimile (865) 379-6826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF RUBY TUESDAY, INC.

Date:	Wednesday, October 5, 2016

Time:	11:00 a.m. Eastern Daylight Time

Place:	Ruby Tuesday, Inc. Restaurant Support Center
150 West Church Avenue
Maryville, Tennessee 37801

Record Date:	August 12, 2016

Voting Matters:

1.	To elect two Class III directors for a term of three years to the Board of Directors;
2.	To approve an advisory resolution on executive compensation;
3.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2017; and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on August 12, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and the telephone number is (865) 379-5700.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy either by telephone or over the Internet. If you received a paper copy of proxy materials by mail, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote your own shares.

By Order of the Board of Directors,

Rhonda Parish
Chief Legal Officer and Secretary

August 26, 2016
Maryville, Tennessee

Important Notice Regarding the Internet Availability of Proxy Materials
for the Annual Meeting to be Held on October 5, 2016:

The Company’s Proxy Statement for the Annual Meeting of Shareholders, the proxy card, and Annual Report for fiscal year 2016 are available on the following website: https://materials.proxyvote.com/781182

Notice of Annual Meeting

RUBY TUESDAY, INC.
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

RUBY TUESDAY, INC.
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

	For More Information	Board Recommendation
Proposal One: Election of Directors	Page 7	✓	For Each Nominee
Proposal Two: Advisory resolution on executive compensation	Page 62	✓	For
Proposal Three: Ratification of independent registered public accounting firm	Page 66	✓	For

2016 Proxy Statement	1

Director and Director Nominee Information						Committee
						Memberships
					Class
		Director			Term				Other Public Company
Name	Age	Since	Occupation	Independent	Expiring	AC	EC	G	Boards
Mark W. Addicks	61	2014	Former Senior Vice President, Chief Marketing Officer General Mills Inc.	✓	Class I 2017	✓		✓
James J. Buettgen (C) Nominee	56	2012	Chairman, President and Chief Executive Officer Ruby Tuesday, Inc.		Class III 2016
F. Lane Cardwell, Jr.	64	2012	President Cardwell Hospitality Advisory	✓	Class II 2018	✓	✓
Kevin T. Clayton	53	2006	President and Chief Executive Officer Clayton Homes, Inc.	✓	Class II 2018		✓	C
Donald E. Hess	67	2014	Chief Executive Officer Southwood Partners	✓	Class I 2017		✓	✓
Bernard Lanigan, Jr. Nominee	68	2001	Chairman and Chief Executive Officer Southeast Asset Advisors, Inc.	✓	Class III 2016	C			Rayonier, Inc. Consol Energy, Inc.
Jeffrey J. O’Neill	60	2012	Chairman of the a2 Milk Company-USA	✓	Class II 2018	✓		✓
Stephen I. Sadove (LD)	65	2002	Former Chairman and Chief Executive Officer, Saks Incorporated	✓	Class I 2017		C		Aramark Colgate-Palmolive Co.
AC	Audit Committee
EC	Executive Compensation Committee
G	Governance Committee
✓	Member
C	Chair
LD	Lead Director

2	2016 Proxy Statement

GENERAL INFORMATION

The following Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc. (the “Board” or “Board of Directors”), a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 5, 2016, at 11:00 a.m. Eastern Daylight Time, at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and accompanying proxy and/or the Notice of Internet Availability were first mailed to shareholders on or about August 26, 2016.

Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting, either by giving the Secretary of the Company written notice of revocation, by returning a later-dated proxy, or by expressing at the Annual Meeting a desire to vote in person. All shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is returned and no specification is made, the proxy will be voted (i) in favor of the election of the two nominees for Class III directors named in this Proxy Statement; (ii) for the approval, on an advisory basis, of the compensation of the Named Executives (as defined below); (iii) in favor of the ratification of the selection of KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm (the “Auditors”) for the fiscal year ending June 6, 2017; and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you participate in the Company’s Salary Deferral Plan (the “401(k) Plan”), your proxy card will also serve as a voting instruction card for the 401(k) Plan Trustee. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the 401(k) Plan Trustee, those shares will not be voted. If you participate in the 401(k) Plan or maintain accounts in more than one name, you may receive more than one Notice of Internet Availability. To be sure that all shares are counted, you must vote and submit the proxy either by telephone or over the Internet or sign and return every proxy card you receive.

The entire cost of soliciting these proxies will be borne by the Company. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. If necessary, we may use some of our employees to solicit proxies from the shareholders personally or by telephone.

August 12, 2016 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business

2016 Proxy Statement	3

on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. All shares represented by a valid proxy are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 12, 2016 was 60,137,399, each of which is entitled to one vote at the Annual Meeting.

So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) elect each of the director nominees named in Proposal One; (ii) approve, on an advisory basis, the compensation of the Named Executives (as defined below); (iii) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2017; and (iv) approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the voting on the election of directors, the advisory vote on executive compensation, the ratification of the selection of the independent registered public accounting firm, or any other business that may properly come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing proxy materials to shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about August 26, 2016, the Company mailed to shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and the Company’s Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to vote through the Internet or by telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via electronic mail unless you elect otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of August 12, 2016 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, each director and director nominee of the Company, each Named

4	2016 Proxy Statement

Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk (*) indicates beneficial ownership of less than 1% of the outstanding Common Stock. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

Name or Group	Number of Shares	Percent of
	Beneficially Owned(1)	Class(2)
Five Percent Shareholders
BlackRock, Inc.(3)	6,088,746	10.1%
Donald Smith & Co., Inc.(4)	5,266,593	8.5%
Dimensional Fund Advisors LP(5)	5,193,337	8.3%
The Vanguard Group(6)	4,427,869	7.1%
Franklin Resources, Inc.(7)	4,349,000	7.0%
Directors and Named Executive Officers
Mark W. Addicks(8)	29,758	*
James J. Buettgen(9)	1,791,299	2.9%
F. Lane Cardwell, Jr.(10)	76,256	*
Kevin T. Clayton(11)	178,244	*
Donald E. Hess(12)	89,758	*
Bernard Lanigan, Jr.(13)	273,155	*
Jeffrey J. O’Neill(14)	50,314	*
Stephen I. Sadove(15)	177,604	*
Brett A. Patterson(16)	125,585	*
Rhonda J. Parish(17)	38,238	*
Dave W. Skena(18)	34,488	*
All directors and executive officers as a	2,920,226	4.8%
group (14 persons)(19)
Former Directors and Named Executive Officers
Jill M. Golder(20)	31,369	*
____________________

(1)

The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 12, 2016; and (ii) unvested restricted shares that are subject to service criteria. Unless otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.

(2)

“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including unvested restricted shares and shares subject to currently exercisable options and options exercisable within 60 days after August 12, 2016), without regard to any disclaimers of beneficial ownership by the person indicated. Except for the five percent shareholders whose holdings are reflective as of the dates shown below, percentage of ownership is based on 61,081,019 shares of Common Stock outstanding as of August 12, 2016 (this amount includes 943,620 options exercisable by Named Executives within 60 days of August 12, 2016).

2016 Proxy Statement	5

(3)

The information presented is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of April 30, 2016, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

The information presented is based solely on the Schedule 13G/A filed with the SEC reporting beneficial ownership as of December 31, 2015, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.

(5)

The information presented is based solely on the Schedule 13G/A filed with the SEC reporting beneficial ownership as of December 31, 2015, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)

The information presented is based solely on the Schedule 13G/A filed with the SEC reporting beneficial ownership as of December 31, 2015, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

The information presented is based solely on the Schedule 13G filed with the SEC by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, Inc. reporting beneficial ownership as of December 31, 2015, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906 and the address of Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.

(8)	The total amount for Mr. Addicks includes 14,241 unvested restricted shares.
(9)	The total amount for Mr. Buettgen includes 313,541 unvested restricted shares and restricted stock units and options exercisable within 60 days after August 12, 2016 to purchase 893,478 shares.
(10)	The total amount for Mr. Cardwell includes 14,241 unvested restricted shares.
(11)	The total amount for Mr. Clayton includes 14,241 unvested restricted shares.
(12)	The total amount for Mr. Hess includes 14,241 unvested restricted shares.
(13)

The total amount includes 134,000 shares held by a partnership with shared control and in which Mr. Lanigan has shared voting and investment power; 12,830 shares held in a family limited partnership; and 14,241 unvested restricted shares.

(14)	The total amount for Mr. O’Neill includes 14,241 unvested restricted shares.
(15)	The total amount for Mr. Sadove includes 14,241 unvested restricted shares.
(16)	The total amount for Mr. Patterson includes 64,428 unvested restricted shares and restricted stock units and options exercisable within 60 days after August 12, 2016 to purchase 44,980 shares.
(17)	The total amount for Ms. Parish includes 28,238 unvested restricted shares and 10,000 shares held by Ms. Parish and her spouse as tenants in common.
(18)	The total amount for Mr. Skena includes 28,238 unvested restricted shares and 6,250 shares held by Mr. Skena and his spouse as tenants in common.
(19)	The total amount includes 584,497 unvested restricted shares and options exercisable within 60 days after August 12, 2016 to purchase 943,620 shares.
(20)	All of Ms. Golder’s shares reflected in the table above are held by Ms. Golder and her spouse as tenants in common.

6	2016 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Introduction

During fiscal year 2016, our Board focused on continuing to guide management through the Company’s brand transformation. In particular, the Board played an important role in evaluating and advising on the disposition of the Lime Fresh Mexican Grill concept, helping to advance the Company’s Garden Bar enhancements and restaurant remodel program, and identifying and filling needed executive-level skill sets. In addition, the Board and its committees continued to improve processes, proactively addressing potential risks, and aligning compensation practices with our shareholders’ preferences as well as the market.

The Audit Committee actively monitored the Company’s financial reporting and risk management. It remains engaged with the Company’s cyber security efforts and other key business risks. The committee also regularly received “deep dive” reports on various areas that have a substantial impact on the Company’s finances and maintained open lines of communication with management and the Company’s independent auditor, KPMG.

The Executive Compensation Committee (the “Compensation Committee”) made significant efforts to respond to our shareholders’ feedback regarding executive compensation and to further align the Company’s compensation practices with market-practice. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the committee implemented many of the specific items our shareholders requested be included in the fiscal year 2016 executive compensation packages. After reviewing several responses to a request for proposals, the committee also engaged a new independent compensation consultant to bring a fresh perspective to the Company’s compensation practices. Finally, the committee addressed certain areas in which the Company’s practices were out of step with market-practice: for instance, freezing the Company’s Executive Supplemental Pension Plan and establishing executive severance plans.

The Governance Committee continued to enhance its role within the Board during fiscal year 2016. It actively engaged with management to assist with executive succession planning. It has also been heavily involved in updating and improving the Company’s policies and practices and continues to seek out opportunities to enhance director education.

Election Process

The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office. The Articles of Incorporation require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board or by the

2016 Proxy Statement	7

affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The size of the Board is currently fixed at eight directors. The terms of office of the Class III directors expire at the Annual Meeting. The Board has nominated Bernard Lanigan, Jr. and James J. Buettgen to serve in Class III of the Board for a term of three years. The Class I directors and the Class II directors have one year and two years, respectively, remaining on their terms of office.

It is intended that persons named in the accompanying form of proxy will vote for the two nominees listed below unless instructed to vote against a particular nominee. Although the Board does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director Nominations

The Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given (i) no later than 90 days in advance of the Annual Meeting, or (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Each notice of intent to nominate one or more persons for the election of directors must set forth, in addition to such information as may be required by the Bylaws, (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and that the shareholder intends to appear either in person or by proxy at the Annual Meeting to nominate the person or persons described in the notice; (iii) a description of any arrangements or understandings between the shareholder, each nominee and any person or persons pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board; and (v) the consent of each nominee to serve as a director of the Company.

The Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. Consistent with these procedures, the Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Governance Committee, c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

8	2016 Proxy Statement

The Governance Committee identifies potential nominees for director through a variety of business contacts including current directors, community leaders, and shareholders. To the extent necessary, the Governance Committee may retain professional search firms and other advisors to identify potential candidates.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Governance Committee observes the following guidelines, among other considerations: (i) the composition of the Board must include a majority of independent directors; (ii) the committee shall not discriminate against potential nominees on the basis of sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

If the Governance Committee determines that an additional director is needed and a potential candidate may be qualified to serve on the Board, at least one member of the Governance Committee, as well as the Chairman of the Board and Chief Executive Officer will interview such candidate. The Governance Committee then determines whether to recommend to the Board that a candidate be nominated for approval by the shareholders. The Governance Committee evaluates potential candidates recommended by shareholders in the same manner.

With respect to nominating existing directors, the Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

During fiscal year 2016, the Board amended the Company’s Corporate Governance Guidelines to provide that an individual may stand for election to the Board so long as the director has not reached the age of 72 at the time of election. Prior to this amendment, the guidelines prohibited a nominee to stand for election if the nominee would reach the age of 70 during the term to be elected.

2016 Proxy Statement	9

Qualifications, Attributes, Experience, and Skills of the Board as a Whole

The Board has identified the following qualifications, attributes, experiences, and skills that are important to be represented on the Board as a whole, in consideration of the Company’s current and future goals:

●	Management, leadership and strategy;
●	Financial expertise;
●	Marketing and consumer experience; and
●	Risk assessment and capital management.

In addition, while the Board does not have a specific diversity policy, it will consider and value diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating potential candidates for Board membership.

10	2016 Proxy Statement

DIRECTOR AND DIRECTOR NOMINEE INFORMATION

Information about the directors and director nominees is below including the specific qualifications, attributes, experiences and skills described above.

Director Nominees: Class III – Term Expiring 2019

JAMES J. BUETTGEN (Chairman, President and Chief Executive Officer)
Age: 56
Director Since: 2012
Mr. Buettgen joined the Company in December 2012 as President and Chief Executive Officer and became Chairman of the Board in 2013. Prior to joining the Company, Mr. Buettgen served as Senior Vice President, Chief Marketing Officer of Darden Restaurants, Inc. (“Darden”) from June 2011 to November 2012 and as Senior Vice President, New Business Development of Darden from May 2007 to June 2011. Additionally, Mr. Buettgen served as President of Darden’s former Smokey Bones Barbeque & Grill concept from November 2004 to May 2007. Prior to his tenure at Darden, among other positions, Mr. Buettgen served as Senior Vice President of Marketing and Brand Development for Brinker International, Inc.; Senior Vice President of Marketing and Sales for Disneyland Resorts, a division of the Walt Disney Company; Senior Vice President of Marketing for Hollywood Entertainment Group; and held various marketing positions with General Mills, Inc.

Skills and Qualifications:
●	Management, leadership and strategy – Leadership experience as Chairman, President and Chief Executive Officer of the Company and previous leadership of casual dining concept.
●	Marketing and consumer experience – Extensive experience in marketing, strategic planning and consumer research for major restaurant and entertainment companies.
●

Risk assessment and capital management – Experience as Chairman, President, and Chief Executive Officer in overseeing business risk and designing and implementing strategies to increase shareholder value.

BERNARD LANIGAN, JR.
Age: 68
Director Since: 2001
Committees: Audit (Chair)
Public Directorships: Rayonier, Inc.; Consol
Energy, Inc.
Former Directorships Held Within Last Five
Years: Texas Industries, Inc.
Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1991. Also, Mr. Lanigan founded and has served as Chairman of Lanigan & Associates, P.C., Certified Public Accountants and Consultants, since 1974. Mr. Lanigan previously served on the board of directors of Texas Industries, Inc. (NYSE), and currently serves on the board of directors of Rayonier, Inc. (NYSE: RYN) and Consol Energy, Inc. (NYSE: CNX) and Lykes Brothers, Inc., a private corporation, as well as non-public companies and endowments and private foundations.

2016 Proxy Statement	11

Skills and Qualifications:
●

Management, leadership and strategy – More than 40 years of leadership experience through founding, establishment, and management of companies that provide investment and advisor services, accounting, tax, financial and strategy consulting services. Served on numerous boards and currently serves on two other public company boards.

●

Financial expertise – Certified public accountant for 40 years and has over 35 years of experience in tax, accounting, investment advising, valuations, and mergers and acquisitions as both advisor and principal.

●	Marketing and consumer experience – Thorough understanding of the casual dining industry and our customer base, as well as investing in industry companies for many years.
●	Risk assessment and capital management – Extensive knowledge of and experience in accounting, tax, financial markets, lending, financing instruments, capital allocation and investing.

Directors Continuing in Office: Class I – Term Expiring 2017

STEPHEN I. SADOVE (Lead Independent Director)
Age: 65
Director Since: 2002
Committees: Executive
Compensation (Chair)
Public Directorships: Aramark, Colgate-
Palmolive Co.
Former Directorships Held Within Last
Five Years: Saks Inc., J.C. Penney
Company, Inc.
Mr. Sadove currently serves as a principal of Stephen Sadove & Associates; the founding partner of JW Levin Partners, a private equity and advisory firm; Chair of the Board of Trustees of Hamilton College; and on the Board of the National Retail Federation, of which he was the prior Chairman. Mr. Sadove previously served as Chief Executive Officer of Saks Incorporated from 2006-2013, acting as Chairman of the Saks Incorporated Board from May 2007-2013. Before becoming Chief Executive Officer, Mr. Sadove served Saks Incorporated as Vice Chairman from January 2002 to March 2004 and served as Vice Chairman and Chief Operating Officer from March 2004 to January 2006. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company (“Bristol-Myers”) and President of Bristol-Myers Worldwide Beauty Care and Nutritionals from 1996 to January 2002. Mr. Sadove holds a bachelors degree from Hamilton College and an MBA with Distinction from Harvard Business School.

Skills and Qualifications:
●	Management, leadership and strategy – Leadership roles with several well-known consumer products and retail companies for over 25 years.
●	Financial expertise – Executed financial plan of publicly traded company and has overseen and managed operating budgets for various companies throughout his career.
●	Marketing and consumer experience – Extensive understanding of consumer products and consumer behavior. Also possesses over 25 years of marketing experience.
●	Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.

12	2016 Proxy Statement

MARK W. ADDICKS
Age: 61
Director Since: 2014
Committees: Audit, Governance
Mr. Addicks formerly served as Senior Vice President, Chief Marketing Officer for General Mills Inc., where he was responsible for global brand-building strategy, including advertising, promotions, public relations, design, packaging, online, licensing and multicultural initiatives. He also oversaw the company’s well-known Box Tops for Education program and the Pillsbury Bake-Off Contest. Mr. Addicks joined General Mills in 1988 and held marketing positions in various divisions. He led highly successful new product development efforts and received numerous industry awards for his innovation and marketing expertise. Before joining General Mills, he led marketing communication programs for Anderson, Clayton & Company, a diversified foods company based in Houston. During the same period, he started and managed three entrepreneurial businesses in Houston. He holds a bachelor’s degree from the University of Texas and an MBA from Harvard University. In addition, he has been invited as a guest lecturer at some of the nation’s leading business programs, including Harvard, Tuck and the University of Chicago.

Skills and Qualifications:
●	Management, leadership and strategy – Experience as a member of senior management team at an international packaged goods producer.
●

Marketing and consumer experience – Extensive marketing experience as chief marketing officer for General Mills. Serves currently as a Professor of Marketing Innovation at the Opus School of Business at the University of St. Thomas, Minnesota.

DONALD E. HESS
Age: 67
Director Since: 2014
Committees: Executive
Compensation, Governance
Former Directorships Held Within Last
Five Years: Saks Inc.
Mr. Hess, who is currently the Chief Executive Officer of Southwood Partners, a private investment company, has extensive experience in the retail industry. He was President and Chief Executive Officer of Parisian, Inc. as well as a member of the board of directors of Proffitt’s Inc. and the Lead Director at Saks Inc. As President and Chief Executive Officer of Parisian, a department store chain with stores primarily in the southeast, Mr. Hess was instrumental in establishing and executing an expansion strategy leading to significant growth for the company. In addition to his executive leadership and strategic vision, Mr. Hess also oversaw the merchandising and marketing function for the company. Mr. Hess is also engaged in local and national educational and philanthropic organizations. Mr. Hess holds a bachelor’s degree from Dartmouth College.

2016 Proxy Statement	13

Skills and Qualifications:
●	Management, leadership and strategy – Held several positions of increasing responsibility with a specialty department store chain over 30 years, including President and Chief Executive Officer.
●	Marketing and consumer experience – Oversaw the marketing function and has created and overseen numerous successful marketing campaigns for a specialty department store chain.

Directors Continuing in Office: Class II – Term Expiring 2018

F. LANE CARDWELL, JR.
Age: 64
Director Since: 2012
Committees: Audit, Executive Compensation
Former Directorships Held Within Last Five
Years: P.F. Chang’s China Bistro, Inc.
Mr. Cardwell is the President of Cardwell Hospitality Advisory. He previously served as the President of P.F. Chang’s China Bistro (“P.F. Chang’s”) from March 2011 until the company was taken private in mid-2012. Prior to this he was the President and Chief Executive Officer of Boston Market from June 2009 to October 2010. He was the President of Cardwell Hospitality Advisory from June 1999 to June 2009, serving on several public and private boards during that time. He was on the board of P.F. Chang’s (NASDAQ: PFCB) from 1999 to 2009, and then again from 2010 to 2012. He served on the board of Famous Dave’s of America (NASDAQ: DAVE) from 2003 to 2009, and was interim President and CEO from December 2007 until April 2008. He previously served as President and Chief Executive Officer of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President and Chief Administrative Officer and a member of the board of directors of Brinker International (NYSE: EAT). Mr. Cardwell also serves on the board of directors of a private family dining company and a private restaurant group based in Saudi Arabia.

Skills and Qualifications:
●

Management, leadership and strategy – 38 years of executive leadership experience in the restaurant industry with 44 restaurant brands, with significant experience as president, CEO or board member for several leading companies.

●	Financial expertise – Extensive financial experience including service on the audit committees of public and private companies; MBA – Finance.
●	Marketing and consumer experience – Possesses extensive experience in restaurant marketing, competitive positioning and new concept development.
●

Risk assessment and capital management – Experience leading publicly-traded and privately-held restaurant companies; broad corporate governance experience from service on the board and board committees of other public and private companies.

14	2016 Proxy Statement

KEVIN T. CLAYTON
Age: 53
Director Since: 2006
Committees: Executive Compensation,
Governance (Chair)
Mr. Clayton has served as President and Chief Executive Officer of Clayton Homes, Inc. (a Berkshire Hathaway Company) since 1999. Prior to serving as President and Chief Executive Officer, Mr. Clayton served as Chief Operating Officer of Clayton Homes, Inc. from 1997 to 1999 and as Vice President of Clayton Homes, Inc. and President of Vanderbilt Mortgage and Finance, Inc. from 1995 until 1997.

Skills and Qualifications:

●	Management, leadership and strategy – Chief executive officer experience through his leadership roles with Clayton Homes, Inc., which was a publicly-traded company prior to Berkshire Hathaway’s acquisition of the company in 1999.
●	Financial expertise – Possesses in-depth knowledge and experience in the areas of finance, lending and credit markets.
●	Marketing and consumer experience – Extensive sales and marketing experience in the housing industry including the retail sales of manufactured and modular homes.
●	Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.

JEFFREY J. O’NEILL
Age: 60
Director Since: 2012
Committees: Audit, Governance
Former Directorships Held Within Last
Five Years: Einstein Noah Restaurant
Group
Mr. O’Neill is the Chairman and the former President/Chief Executive Officer of the a2 Milk Company-USA, a division of the a2 Milk Company worldwide, headquartered in Sydney, Australia. Prior to this, Mr. O’Neill served as President and Chief Executive Officer of The Einstein Noah Restaurant Group (“Einstein Noah”) from December 2008 through March 2014. In May 2005, Mr. O’Neill joined Priszm Income Fund in Toronto, Canada and served as its President and Chief Operating Officer until being named Chief Executive Officer in January 2008. Priszm Income Fund owned and operated 465 quick service and quick casual restaurants (KFC, Taco Bell, and Pizza Hut) across seven Canadian provinces. From 1999 until 2005, Mr. O’Neill served as President of Pepsi-Cola Canada. From March 1999 to January 2003 and from February 2003 through March 2005 he was Vice President of Sales for Quaker Foods USA.

Skills and Qualifications:

●	Management, leadership and strategy – Chief executive officer experience through his leadership roles with Einstein Noah, Priszm Income Fund, Quaker Foods and Pepsi-Cola Canada.

2016 Proxy Statement	15

●	Financial expertise – Responsible for all aspects of profit and loss management including quarterly reporting and responsibilities related to a publicly-traded bagel/bakery chain restaurant company focused in the fast-casual segment.
●	Marketing and consumer experience – Possesses extensive experience in marketing, strategic planning and consumer research.
●	Risk assessment and capital management – Extensive experience in overseeing business risk and designing and implementing strategies to increase shareholder value.

Shareholder Approval

To elect each of the director nominees named in the Proposal, the number of votes cast in favor of election must constitute a majority of votes cast, not including abstentions or broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS III DIRECTORS NAMED ABOVE.

Directors’ Independence

As required by NYSE corporate governance standards, at all times a majority of the members of the Company’s Board are “independent” within the meaning of NYSE rules. To assist it in making the annual affirmative determination of each director’s independence, the Board has adopted Categorical Standards of Director Independence (“Categorical Standards”) which are posted on our website at http://rubytuesday.com/investors/corporate governance. A director will be considered “independent” only if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time by the NYSE corporate governance standards.

The Board has affirmatively determined that all of the Company’s directors, with the exception of Mr. Buettgen, are “independent” under the Categorical Standards and the NYSE corporate governance standards. Mr. Buettgen is disqualified from being “independent” because he is also an executive officer of the Company. Each member of the Board’s Audit, Executive Compensation, and Governance Committees is “independent” as required by the respective charters of each Committee and the NYSE corporate governance standards.

The Board’s Role in Risk Oversight

The Board is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and as part of our culture and business strategy. The Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals.

The Board has implemented the following risk oversight framework:

16	2016 Proxy Statement

○	know the major risks inherent in the Company’s business and strategy;
○	evaluate risk management processes;
○	encourage open and regular communication about risks between management and the Board; and
○	cultivate a culture of integrity and risk awareness.

While the Board oversees risk, Company management is responsible for managing risk. We have strong internal processes to identify, manage, and mitigate risk and communicate appropriately with the Board. These processes include quarterly risk assessment updates to the directors, regular management disclosure committee meetings, our Code of Business Conduct and Ethics, thorough quality assurance standards and systems, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board Committees, and individual directors on the significant risks identified and how they are being managed, and directors are free to communicate directly with Internal Audit and senior management.

The Board implements its risk oversight function both as a whole and through committees. Board committees meet regularly and report back to the full Board. The particular role each Committee plays in carrying out the risk oversight function is as follows:

○	The Audit Committee oversees the manner in which management assesses, monitors, and manages risks related to the Company’s financial statements, the financial reporting process, accounting, legal, and tax matters, and information technology. The Audit Committee oversees the internal audit function and compliance with the Company’s ethics programs, including the Code of Business Conduct and Ethics, and the Company’s Whistleblower Policy. The Audit Committee receives and evaluates a quarterly analysis from senior management on potential risks to the enterprise, including information technology risks; an assessment of the potential severity of such risks; and actions identified to manage or mitigate such risk. The Audit Committee members meet separately with the Company’s Chief Financial Officer; Vice President, Internal Audit; representatives of the Company’s independent accounting firm; and any others the committee deems appropriate.
○	The Compensation Committee reviews the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer; evaluates the risks and rewards associated with the Company’s compensation philosophy and programs; and reviews the Board’s compensation. The Compensation Committee receives advice from independent compensation consultants.
○

The Governance Committee oversees and evaluates Company policies pertaining to ethics and governance risks and monitors evolving legislation and trends in these areas. It also oversees the annual effectiveness evaluations of the Board and its committees and evaluates Board and committee composition. In addition, the committee assists management with executive succession planning.

2016 Proxy Statement	17

Board Leadership Structure

Our current Board leadership structure is comprised of a Chairman and seven independent directors. Mr. Buettgen, our Chief Executive Officer, serves as Chairman. Mr. Sadove serves as the Board’s Lead Independent Director (“Lead Director”).

As Chairman, Mr. Buettgen presides over Board meetings, presides over annual meetings of shareholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs other responsibilities as may be assigned by the Board from time to time. As Chief Executive Officer, Mr. Buettgen is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board and its committees.

The Lead Director presides at all meetings of the Board at which the Chairman is not present. The Lead Director may call, and lead, non-management director and independent director sessions; serves as a liaison and facilitates communication between the Chairman and the independent directors; and advises the Chairman on the Board’s informational needs, Board meeting agendas, and the schedule of Board meetings.

The Board believes at this point and time that this leadership structure – the combined Chairman and Chief Executive Officer positions balanced by active and strong non-employee directors with substantial and diverse industry and business experience with focused committees led by independent directors – best positions the Company to continue its brand transformation and ultimately deliver shareholder value.

Committees of the Board of Directors

The Board is responsible for the overall affairs of the Company. To assist the Board in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee
Bernard Lanigan, Jr., Chair
Mark W. Addicks
F. Lane Cardwell, Jr.
Jeffrey J. O’Neill
The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the Auditors’ services, fees and such other matters as the Auditors believe may require the Board’s attention. The Audit Committee reviews and makes recommendations to the Board regarding the Company’s system of internal control over financial reporting and procedures. The Audit Committee also reviews the Company’s practices with respect to the security of its information technology systems. The responsibilities of the Audit Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/corporate governance. The Audit Committee met once telephonically and four times at regularly scheduled meetings during fiscal year 2016. The Board has

18	2016 Proxy Statement

determined that each member of the Audit Committee is “independent” as defined under the NYSE corporate governance requirements and the SEC rules. All of the members of the Audit Committee have significant experience in financial matters and are “financially literate” as defined in Section 303A of the NYSE Listed Company Manual as such qualifications are interpreted by the Board in its business judgment. In addition, the Board has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Executive Compensation Committee
Stephen I. Sadove, Chair
F. Lane Cardwell, Jr.
Kevin T. Clayton
Donald E. Hess
The Compensation Committee is responsible for setting the Company’s philosophy regarding executive compensation. The responsibilities of the Compensation Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/corporate governance. The processes utilized by the Compensation Committee in fulfilling its responsibilities are more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Following a request for proposals from independent compensation consultants, in fiscal year 2016, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its new independent compensation consultant. Prior to retaining Meridian, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant.1 The Compensation Committee requested that Meridian provide information related to the Company’s compensation practices and the compensation practices of its Peer Group, as defined in the “Compensation Discussion and Analysis” section of this Proxy Statement. The scope of Meridian’s engagement and any fees paid for its services are approved by the Compensation Committee. Management works with Meridian to provide necessary information about the Company in order to complete the compensation surveys requested by the Compensation Committee. Meridian does not provide any other services to the Company. Further discussion of Meridian’s role in the Company’s compensation programs is contained within the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee evaluated its engagement with Meridian and has determined, based on its own assessment, that Meridian is independent as described in Section 303A.05(c)(iv) of the NYSE Listed Company Manual.

The Compensation Committee met four times at regularly scheduled meetings during fiscal year 2016. Members of the Compensation Committee also held numerous conference calls during the fiscal year in connection with the review and selection of a new independent compensation consultant. The Board has determined that each member
____________________

[1]	Because the Compensation Committee utilized the services of two different independent compensation consultants during fiscal year 2016, this Proxy Statement refers to the particular consultant by name where the specific consultant is relevant and refers to the “Compensation Consultant” to indicate more generic services and/or whichever consultant was retained at the time a particular service was delivered.

2016 Proxy Statement	19

of the Compensation Committee is independent under the NYSE corporate governance requirements. Each member of the Compensation Committee qualifies as a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Governance Committee
Kevin T. Clayton, Chair
Mark W. Addicks
Donald E. Hess
Jeffrey J. O’Neill
The Governance Committee (i) identifies individuals qualified to become Board members and recommends director nominees to the Board; (ii) recommends committee membership for each director on the Board; (iii) oversees governance policies and practices and recommends to the Board changes to the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and other governance policies; and (iv) leads the Board in its performance review of the Board, each committee of the Board, individual directors, and management. The responsibilities of the Governance Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/corporate governance. The Governance Committee met four times during fiscal year 2016. The Board has determined that each member of the Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

Policy with Regard to Directors’ Attendance at the Annual Meeting of Shareholders

The Board has adopted a policy requiring that, absent unusual circumstances, members of the Board are expected to attend each annual meeting of the shareholders of the Company. All members of the fiscal year 2016 Board attended the Annual Meeting of Shareholders in 2015.

Policy by Which a Presiding Director is Chosen to Chair Executive Sessions of Non-Management Directors

Currently, the Lead Director serves as the chair of the executive sessions of the non-management directors. The non-management directors met without management present in executive session at each of its four in-person and five telephonic meetings in fiscal year 2016.

Procedure for Shareholder Communication with Directors

All interested parties may send communications to the Board, to individual directors, or to the non-management directors as a group by mail c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. All interested parties may also send communications to the Board as a group by electronic mail in care of the Secretary at boardofdirectors@rubytuesday.com. Communications addressed to the non-management members of the Board are reviewed by the Secretary and directed to the appropriate director or directors for their consideration. The Secretary may not filter out any direct communications from being presented to the non-

20	2016 Proxy Statement

management members of the Board without instruction from directors. The Secretary maintains a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record includes the names of the addressee (if other than the Board as a group), the disposition by the Secretary, and in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The Secretary will provide a copy of the record upon the request of any member of the Board.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits directors and executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds.

During fiscal year 2016, the Board adopted a policy prohibiting directors and employees, including executive officers, from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and shareholders of greater than ten percent of outstanding shares (“Reporting Persons”) file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports, including any amendments to them, and, where applicable, any written representation from any Reporting Persons that they were not required to file a Form 5, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2016 have been complied with on a timely basis.

Directors’ Fees and Attendance

During fiscal year 2016, the Board met nine times, including five telephonic meetings and four regularly scheduled meetings. Each director attended at least 83% of the aggregate total meetings of the Board and committees of which he was a member that were held during the fiscal year.

The Compensation Committee evaluates director compensation and seeks to maintain it at the 50th percentile of its peers. Directors do not receive meeting attendance fees because the Board views meeting attendance as an essential director responsibility. Rather, directors receive quarterly retainer fees for membership on the Board and committee membership and/or chairmanship. Currently, non-employee directors receive quarterly retainer fees as shown in the below table. Directors who are employees of the Company receive no directors’ fees.

2016 Proxy Statement	21

	Quarterly						Quarterly
	Audit	Quarterly	Quarterly	Quarterly	Quarterly	Quarterly	Lead
	Committee	Audit	Compensation	Compensation	Governance	Governance	Director
Quarterly	Members	Committee	Committee	Committee	Committee	Committee	Retainer
Retainer ($)	($)	Chair ($)	Members ($)	Chair ($)	Members ($)	Chair ($)	($)
18,750	2,500	5,000	1,875	5,000	1,250	3,000	6,250

Non-employee directors who undertake special projects for the Company or attend special meetings are entitled to fees ranging from $2,500 to $5,000 per day of service, except that they will not be entitled to fees for special meetings that occur on the same day as a meeting of the Board.

Non-employee directors may participate in the Ruby Tuesday, Inc. Stock Incentive Plan (the “SIP”), which excludes awards to directors from certain vesting and holding requirements applicable to awards to Company employees. Non-employee director participation in the SIP is designed to provide incentives aligned with the interests of shareholders, to encourage share ownership by eligible directors, and to provide a means of recruiting and retaining qualified director candidates.

Non-employee directors may also participate in the Ruby Tuesday, Inc. Deferred Compensation Plan for Directors (the “DCPD”). The DCPD permits non-employee directors to defer all or a portion (in 25% increments) of their retainers, and any additional meeting and committee fees, to a deferred compensation account. A director’s deferred compensation account is credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Unless a director otherwise timely elects, amounts credited to a director’s deferred compensation account generally will be distributed starting on the earlier of (a) the first day of the calendar month after the director’s 70th birthday or (b) the first January 15 or July 15 following when the director ceases to be a member of the Board.

The Company’s practice under the SIP is that each non-employee director will be granted a restricted stock award, an award of stock options, or a blend of both as of the date of each annual meeting of the shareholders of the Company if the director is elected, re-elected, or otherwise continues to serve on the Board following such annual meeting of the shareholders of the Company.

Any shares subject to restricted stock awards granted pursuant to this annual equity grant will be granted on the date of the annual meeting of shareholders and will be valued at fair market value, defined by the SIP to be the closing price of our Common Stock on the last trading day prior to the grant date as reported by the NYSE. Per the terms of the awards, the shares granted shall vest on the earlier of the day immediately preceding the first anniversary of the grant date for that award or the next regularly scheduled annual meeting of shareholders, provided the director remains a director on such vesting date. The shares may vest earlier in the event of death,

22	2016 Proxy Statement

disability, the director attaining age 70, certain involuntary departures, or a change in control. Otherwise, any unvested shares shall be forfeited if a director ceases to be a director.

Under the SIP, any options granted pursuant to this annual equity grant are valued using a commonly accepted option valuation technique and have an exercise price equal to the closing price of our Common Stock as of the trading day before the date of the annual meeting of shareholders.

In fiscal year 2016, the Compensation Committee issued annual equity awards to non-employee directors valued at $90,000. The awards are designed to vest on the day before the first anniversary of the grant unless the next regularly scheduled annual meeting takes place before that date, in which case the awards vest on the day before the annual meeting. The SIP expressly limits director awards such that the maximum number of shares of stock that may be granted to any non-employee director during any fiscal year may not exceed the number of shares having a fair market value, as determined on the date of the grant, in excess of $300,000.

Director Share Ownership Policy

The Company’s Corporate Governance Guidelines require the Company’s directors to maintain minimum stock ownership with a fair market value of at least $225,000 within five years of appointment to the Board. The Corporate Governance Guidelines provide that, upon attaining the threshold share ownership level, a director will not fall out of compliance simply because of a change in the market price of the stock.

2016 DIRECTOR COMPENSATION

	Fees Earned or	Stock Awards
Name	Paid in Cash ($)	($)(1)	Total ($)
Mark W. Addicks	90,000	90,003	180,003
F. Lane Cardwell, Jr.	92,500	90,003	182,503
Kevin T. Clayton	94,500	90,003	184,503
Donald E. Hess	87,500	90,003	177,503
Bernard Lanigan, Jr.	95,000	90,003	185,003
Jeffrey J. O’Neill	90,000	90,003	180,003
Stephen I. Sadove	120,000	90,003	210,003
____________________

(1)

Represents the grant date fair value of the equity awards as determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company calculates the grant date fair value of restricted shares as the closing price of Common Stock on the date prior to the grant date. The restricted shares awarded in fiscal year 2016 have a grant date fair value of $6.32 per share. Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 10 of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

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Outstanding stock award data as of May 31, 2016 is as follows:

Number of Unvested
Name	Stock Awards
Mark W. Addicks	14,241
F. Lane Cardwell, Jr.	14,241
Kevin T. Clayton	14,241
Donald E. Hess	14,241
Bernard Lanigan, Jr.	14,241
Jeffrey J. O’Neill	14,241
Stephen I. Sadove	14,241

CORPORATE GOVERNANCE

The Company is committed to the highest standards of integrity and corporate governance. We believe that our corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE listing standards regarding corporate governance and other applicable corporate governance requirements. In particular:

○	the Board has appointed an active, experienced Lead Director;
○	the Board has adopted Categorical Standards of Director Independence;

–the Board has determined that all of the non-management directors are independent, and that all Board committees are composed of directors who are independent, as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
–the Board has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
–each member of the Compensation Committee qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as an “outside director” (as defined in Section 162(m) of the Internal Revenue Code), and the Board has determined that all members of the Compensation Committee are independent under the NYSE corporate governance requirements and under the Company’s Categorical Standards; further, the Compensation Committee utilizes the services of a consultant whom the Committee has expressly determined to be independent as independence for compensation committee advisors is defined under the NYSE corporate governance requirements;

○	the Board has established a Governance Committee comprised of independent directors, which adopted its own charter;
○	the Board has adopted Corporate Governance Guidelines;
○	the Board has adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including our executive officers;
○	the Board prohibits hedging and pledging of Company equity by the Company’s officers and directors; and

24	2016 Proxy Statement

○	the Board has represented that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

The Company’s Audit Committee Charter, Executive Compensation Committee Charter, Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards for Director Independence, and Whistleblower Policy can be found on our website at http://rubytuesday.com/investors/corporategovernance. These materials are also available in print, without charge, upon request directed to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

2016 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides information concerning the compensation of the Company’s Chief Executive Officer, the next three most highly compensated executive officers, and the Company’s former Chief Financial Officer (collectively, these persons are hereinafter referred to as the “Named Executives”).2 For fiscal year 2016, the Named Executives were:

Name	Title
James J. Buettgen (“J.J. Buettgen”)	President and Chief Executive Officer (“President, CEO”)
Brett A. Patterson (“B.A. Patterson”)	Ruby Tuesday Concept President (“PRT, OPS”)
Rhonda J. Parish (“R.J. Parish”)	Chief Legal Officer and Secretary (“CLO”)
David W. Skena (“D.W. Skena”)	Chief Marketing Officer (“CMO”)
Jill M. Golder (“J.M. Golder”)(1)	Former Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary (“Former EVP, CFO”)
____________________

(1)	Ms. Golder departed the Company on April 11, 2016. She served as the Company’s Chief Financial Officer from the beginning of fiscal year 2016 until her departure.

Executive Summary

Ruby Tuesday is committed to creating and sustaining a winning culture, building long-term shareholder value, and maintaining an executive compensation policy that links pay to performance while aligning incentive compensation with shareholder interests.

Our fiscal year 2016 financial results, on an adjusted basis, were slightly lower than the prior year as we were unable to improve our performance amid a backdrop of softness in casual dining and increased promotional activity by our peers.

While our business and the entire restaurant industry remains challenged, we acted upon opportunities throughout fiscal year 2016 to strengthen Ruby Tuesday’s brand leadership and believe these efforts will be instrumental in enabling us to build momentum in fiscal year 2017. Specifically, we added seasoned leaders from outside the Company who bring significant experience in the areas of marketing, development, and human resources and complement our existing executive team.

____________________

[2]	Following Ms. Golder’s departure near the end of fiscal year 2016, the Company immediately initiated a search for a new Chief Financial Officer. After the start of fiscal year 2017, the Company, recognizing that the search would take some additional time, appointed Sue Briley to serve as Interim Chief Financial Officer for the Company. Ms. Briley did not fulfill the principal financial officer function during fiscal year 2016,

26	2016 Proxy Statement

We recently announced the launch of our Fresh Start Initiative which will streamline our organization and which we believe will ultimately create long-term value for shareholders. The Fresh Start Initiative was developed to appeal to our target demographic as we believe the biggest opportunity to drive more significant topline growth and profitability over time is to re-engage with more women and young families. The key components of the Fresh Start Initiative will be rolled out in phases across multiple markets throughout the coming quarters and include a comprehensive review and rigorous unit-level analysis of our corporate-owned restaurant portfolio, a fresh new menu, a fresh new Garden Bar, and efforts to improve our service and overall guest experience.

We believe these steps will make Ruby Tuesday a stronger and healthier in fiscal year 2017 and position the Company to drive sustainable growth going forward.

Executive Transitions

Since the start of fiscal year 2016, we had the following transitions among our executive leadership team:

○	Brett Patterson was promoted to Ruby Tuesday Concept President in July 2015, replacing Todd Burrowes.
○	David Skena, our Chief Marketing Officer, joined the Company in July 2015.
○	Mike Ellis, our Chief Development Officer, joined the Company in February 2016.
○	Thomas Williams, our Chief People Officer, joined the Company in April 2016.
○	Jill Golder, the Company’s Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, departed the Company in April 2016. On June 2, 2016, after the end of fiscal year 2016, Sue Briley was appointed to serve as Interim Chief Financial Officer.

These changes to the leadership team bring valuable skills and expertise in a wide range of areas, from communicating with our guests to delivering a first-rate guest experience, creating a rewarding and fulfilling place to work for our team members, and managing and maximizing our real estate portfolio. The Board and executive team remain committed to evaluating any needed transition prudently but expeditiously in order to acquire the talent and experience necessary for compelling results for shareholders.

Executive Compensation

During the past several years of executive management transitions, the Compensation Committee has continued to target executive compensation close to the 50th percentile of the Company’s Peer Group, as defined in this “Compensation Discussion and Analysis” section of this Proxy Statement (with compensation for individual positions varying at the discretion of the Compensation Committee), and incent management to achieve goals directly related to bottom-line results as follows:

○	Base salaries for certain Named Executives were increased during fiscal year 2016, but base salaries generally remain near the 50th percentile of the Company’s peers.

2016 Proxy Statement	27

○

The short-term incentive levels in fiscal year 2016 were similar to those in recent years and the plan design focused on Adjusted EBITDA and Restaurant-Level Margin with additional incentives to achieve positive Guest Count Growth.

○

Total long-term incentive compensation awards to our executives in fiscal year 2016 were generally in line with historical levels. The long-term incentive plan design was significantly altered to explicitly tie payouts under certain awards to the Company’s performance relative to a Total Shareholder Return compared to a group of peer companies and relative to average Same Restaurant Sales, both as measured over a three-year period.

Fiscal Year 2016 Performance and Pay Results

The Company’s short-term financial targets were established against Adjusted EBITDA, Restaurant-Level Margin, and Guest Count Growth.3 The Company’s results on these metrics fell short of the incentive compensation targets set for fiscal year 2016 under the Company’s short-term incentive program. In accordance with the Company’s goal of tying executive compensation to Company performance, the Named Executives received no short-term incentive compensation for fiscal year 2016.

Consideration of Say-On-Pay Shareholders Vote and Shareholder Feedback

More than 95% of the votes cast on an advisory basis at our Annual Meeting of shareholders in 2015 were in favor of the "say-on-pay" vote on executive compensation. The Compensation Committee is confident that this positive vote is the direct result of the committee’s careful assessment of feedback received from shareholders over the last few years and its determination of the best way to incorporate many of the shareholder-requested changes in the Company’s long-term incentive compensation practices. In connection with the 2014 and 2015 “say-on-pay” votes, the Compensation Committee engaged in thorough discussions with our shareholders. In particular, during fiscal year 2015, we engaged 6 of our 10 largest shareholders – representing approximately 33% of our outstanding shares – about their preferences with respect to compensation practices. Our discussions with shareholders have reinforced the Board’s belief in the value of linking executive compensation to Company performance. Nearly all of the shareholders we engaged expressed preferences for three changes to our long- and short-term incentive compensation practices: (1) the use of different performance metrics for our long- and short-term incentive compensation; (2) the use of a multi-year performance period for long-term incentive compensation; and (3) the use of metrics relative to total shareholder return.

The fiscal year 2016 short-term incentive compensation plan targeted Adjusted EBITDA and Restaurant-Level Margin because the Compensation Committee continued to view those as critical metrics for the Company’s near-
____________________

[3]	The specific definitions of “Adjusted EBITDA,” “Restaurant-Level Margin,” and “Guest Count Growth” used by the Company for its incentive compensation goals are provided in the “Annual Cash Incentive Compensation” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

28	2016 Proxy Statement

term performance. The Compensation Committee has long viewed EBITDA as a strong indicator of the fundamental financial health of the Company, and the adjustments, as described herein, eliminated the effects of certain charges. Thus, a focus on Adjusted EBITDA incented management to drive improvements in the Company’s core operations and gave management sufficient flexibility to make mid- and long-term investments in the Company. The Compensation Committee also continued to use the short-term incentive compensation program to focus the executive team on improving Restaurant-Level Margin. The Compensation Committee believed that improving those margins would both enhance the Company’s bottom-line results and help it to make the long-term investments needed to drive top-line growth in the future. In addition to Adjusted EBITDA and Restaurant-Level Margin, the Compensation Committee incented management to attain positive Guest Count Growth in fiscal 2016 by providing an additional incentive using that metric. The committee used Guest Count Growth because it believed that positive guest counts are essential indicators of success in the Company’s brand transformation.

The Compensation Committee revised the long-term incentive compensation structure for fiscal year 2016 to implement many of the suggestions from our shareholders. These changes reflect the committee’s thoughtful consideration of shareholder feedback and the committee’s assessment of what is prudent and challenging, yet realistically attainable, for the Company.

One-third of the long-term incentive package consists of service-based restricted stock units (“RSU”). The RSUs vest ratably over a three-year period and provide a stable equity grant for the Company’s executives. This aids in recruiting and retention and also ensures executives are interested in preserving the longer-term value of equity.

One-third of the package consists of performance-based RSUs. This award cliff vests after fiscal year 2018 and payout is determined based on the Company’s Total Shareholder Return4 relative to a group of restaurant peers as measured by a 20-day average stock price at the beginning of fiscal year 2016 compared to the 20-day average stock price at the end of fiscal year 2018.

One-third of the package consists of a performance-based cash award. This component also cliff vests after fiscal year 2018 and payout is determined based on Company performance from the beginning of fiscal year 2016 to the end of fiscal year 2018 based on the Company’s three-year average Same Restaurant Sales performance.

In conjunction with the re-introduction of expressly performance-based awards, the Board also adopted a revised clawback policy to help ensure that performance attainment is measured accurately.
____________________

[4]	The specific definitions of “Total Shareholder Return” and “Same Restaurant Sales” used by the Company for its incentive compensation goals are provided in the “Long-Term Incentive Compensation” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

2016 Proxy Statement	29

The Compensation Committee believes the fiscal year 2016 incentive compensation structure is prudent, effective, and addresses each of the three primary changes that our shareholders have requested. In particular, the Compensation Committee believed this package was appropriate because:

●	Both the short- and long-term incentive packages were strongly performance-based and used different metrics that were specifically chosen for their respective performance periods.
○	The short-term incentive relied on metrics the Compensation Committee believed would motivate management to take the needed steps to deliver near-term shareholder value.
○

The long-term incentives were based on relative Total Shareholder Return and Same Restaurant Sales metrics over multiple years, which the Compensation Committee believed are the ultimate determinants of the brand transformation’s success.

●	One-third of the long-term incentive is service-based, helping to recruit and retain talent.
●	The inclusion of a performance-based cash award helps the Compensation Committee continue to be a good steward of the share capacity shareholders have reserved for the incentive programs.

Responsibility for Setting Executive Compensation Philosophy

Compensation Committee

The Compensation Committee is responsible for setting the Company’s philosophy regarding executive compensation and for approving the Company’s executive compensation programs including eligibility, award opportunity levels, plan designs, performance and/or service requirements, and the associated payouts under these programs. In doing so, the Compensation Committee considers multiple factors, including shareholder feedback, past say-on-pay vote results, expected financial results, and the ability to accurately foresee those results at the time executive compensation is determined, as well as the incentives the Compensation Committee and Board deem appropriate for the Company.

Chief Executive Officer

The Chief Executive Officer makes recommendations to the Compensation Committee for specific pay levels for each executive officer, other than himself, and for the key features and design elements of the Company’s executive compensation program. These recommendations are based in part on the Chief Executive Officer’s evaluation of each executive officer’s performance, the Company’s performance, shareholder input, relevant competitive market data, and other information and advice provided by the committee’s independent compensation consultant and senior management. Mr. Buettgen made such recommendations during the Compensation Committee’s annual review in July 2015.

30	2016 Proxy Statement

Senior Management

Various members of senior management participate in and support the executive compensation process. For example, the Company’s Chief Legal Officer and Secretary works directly with the Compensation Committee Chair and the independent compensation consultant to coordinate meeting agendas and materials and to provide historical compensation data relevant to the topics being discussed as well as provides relevant legal context and advice and assists with the preparation of required SEC disclosures. The Company’s Chief Financial Officer and Vice President, Principal Accounting Officer and Controller provide relevant analysis and information regarding the Company’s historical and pro-forma performance against goals established by the Compensation Committee under various incentive compensation programs. Upon his appointment during fiscal year 2016, the Company’s Chief People Officer began assisting the Compensation Committee as well. No member of senior management is in a position to recommend his or her own compensation or the compensation of other members of senior management.

Independent Consultant

As noted above, the Compensation Committee retained Pearl Meyer for compensation advice in establishing the fiscal year 2016 compensation packages. In March 2016, following a request for proposals from independent compensation consultants, the Compensation Committee retained the services of Meridian; accordingly, it no longer receives advice from Pearl Meyer. Meridian advised the Compensation Committee with respect to the executive compensation for fiscal year 2017 and certain items in fiscal year 2016 as identified in this Proxy Statement. The Compensation Consultant provides relevant data and information regarding market practices and trends and, when appropriate, makes recommendations to the Compensation Committee regarding the Company’s compensation philosophy, strategy, plan designs, policies, and related disclosures. The Compensation Consultant reports directly to the Compensation Committee, and the Compensation Committee is not beholden to the Compensation Consultant’s recommendations. The Compensation Committee regularly meets in executive session with the Compensation Consultant without any members of senior management present. Further, the Compensation Committee has, based on its assessment, determined that both Pearl Meyer and Meridian are (or were at the relevant time) independent as independence is defined for compensation committee advisors under the NYSE corporate governance requirements.

Overall Compensation Philosophy

The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure. Specifically, the Company’s compensation structure seeks to reward executive performance that maximizes financial return to shareholders, prudently invests capital, and achieves certain targets for the Company’s sales and profits. In any given year, the strategies the

2016 Proxy Statement	31

Compensation Committee uses to achieve the objectives of attracting, retaining, and properly motivating executive talent can vary.

As part of its overall deliberation process for determining all executive compensation, the Compensation Committee compares total compensation, as well as each component of compensation, against the practices of similarly situated companies. The Compensation Consultant assists the Compensation Committee in identifying those companies against which it should measure the competitiveness of its compensation packages (the “Peer Group”) and compiles and presents data from the Peer Group. Based on advice from the Compensation Consultant, the Peer Group utilized by the Compensation Committee to set fiscal year 2016 compensation levels consisted of the following 15 publicly-traded restaurant and retail companies:

●Ann Inc. ●Bob Evans Farms, Inc. ●Brinker International, Inc. ●Buffalo Wild Wings Inc. ●CBRL Group, Inc.	●The Cheesecake Factory Inc. ●Chipotle Mexican Grill, Inc. ●Denny’s Corp. ●DineEquity, Inc. ●Fiesta Restaurant Group	●Jos A Bank Clothiers Inc.[5] ●Panera Bread Company ●Pier 1 Imports Inc. ●Red Robin Gourmet Burgers ●Texas Roadhouse, Inc.

The companies in the Peer Group were selected based on similar business models, the same or similar industries, and comparable annual revenues and market capitalization, and the talent pool from which the Company could seek to recruit executives.6

When reviewing and assessing executive compensation levels relative to the Peer Group, the Compensation Committee seeks to position each executive’s compensation at the 50th percentile within the Peer Group for both aggregate compensation and each specific component of compensation.7
____________________

[5]	In June 2014, Jos. A. Bank Clothiers, Inc. merged with The Men’s Wearhouse, Inc. While the merger was complete prior to our Compensation Committee making fiscal year 2016 compensation decisions, the Committee relied upon a market study created by Pearl Meyer prior to the merger. Thus, Jos. A. Bank was part of the Company’s peer group for benchmarking fiscal year 2016 compensation.
[6]	For purposes of benchmarking fiscal year 2017 compensation, the Compensation Committee revised the Peer Group to eliminate Ann Inc.; Chipotle Mexican Grill, Inc.; Jos A Bank Clothiers, Inc.; and Pier 1 Imports Inc. and to add BJ’s Restaurants, Inc.; Ignite Restaurant Group, Inc.; Noodles & Company; and Bravo Brio Restaurant Group, Inc.
[7]	The components of executive compensation include: base salary; target short-term incentive; target total cash (base salary plus target short-term incentive compensation); target long-term cash and equity incentive compensation; and target total direct compensation (total cash compensation plus target long-term incentive compensation). Desired positioning (i) serves as a general guideline for managing overall pay decisions relative to market benchmarks, with individual executive pay decisions also based on a variety of other considerations, such as performance, long-term potential, and tenure; and (ii) yields target pay at the 50th percentile and actual pay that will be either below or above the 50th percentile based on the Company’s financial and stock price performance.

32	2016 Proxy Statement

These guidelines apply to the target compensation levels for achieving target performance goals and reflect the Company’s desired emphasis on superior pay for superior performance. However, if the Company does not achieve its target performance goals, then actual compensation levels will be below target.

In addition to the desired positioning of compensation relative to the Peer Group, the Compensation Committee considers a variety of other relevant factors including the executive’s experience, tenure, roles and responsibilities, and the importance of the role relative to the Company’s short-term and long-term success. In considering these factors, the Compensation Committee relies on its overall judgment and does not use a specific formula or weighting of the various factors.

In terms of the mix of compensation elements, the Company seeks to achieve an appropriate balance between fixed and variable compensation and between short-term and long-term incentives, with a goal of having such total compensation being appropriately competitive with respect to our Peer Group. The Named Executives’ target pay mixes for fiscal year 2016 varied:

FISCAL YEAR 2016 APPROXIMATE PAY MIX
Name	Fixed (Base Salary) (% of Total Compensation)	Variable (Target STI and LTI) (% of Total Compensation)
J.J. Buettgen	26	74
B.A. Patterson	36	64
R.J. Parish	47	53
D.W. Skena	47	53
J.M. Golder	34	66

These target pay mixes are aligned with the Company’s performance-based pay philosophy. They are similar to the target pay mix of the Peer Group and, as discussed below in the section entitled, “Analysis of Risk Associated with Executive Compensation Plans,” are not believed to encourage “excessive risk taking.”

In addition to the key components, the Company sponsors an executive retirement plan and a deferred compensation plan and provides certain other benefits to executives of the Company.

2016 Proxy Statement	33

Key Components of Compensation

As noted above, the key components of the Company’s fiscal year 2016 executive compensation packages are base salary, annual cash incentives, and long-term cash and equity incentives. These components, along with other elements such as retirement benefits, are discussed more fully below, but can be summarized as follows:

Element	Description
Base Salary	Designed to provide appropriate predictability for executives and give a fixed, liquid component to the compensation package.
Determined by the Compensation Committee with the assistance of an independent consultant and the CEO. CEO pay determined without CEO input.
Annual Cash Incentive Compensation	Designed to incent the accomplishment of predetermined, Board-approved financial and operating goals chosen to highlight critical strategic objectives for the Company on an annual basis.
Performance goals and payouts are determined by the Compensation Committee with the assistance of an independent consultant.
Fiscal year 2016 performance goals were:
○ Adjusted EBITDA; ○ Restaurant-Level Margin; and ○ Guest Count Growth.
Long Term Incentive Compensation	Designed to reward positive long-term decisions and retain executive talent with service-based equity awards with long-term payout timelines. Includes:
○ Service-based RSUs that vest over three years;
○ Performance RSUs based on relative Total Shareholder Return over a three-year period; and
○ Performance cash based on average Same Restaurant Sales over a three-year period.

Benefits	Provides medical, dental, and vision insurance coverage, as well as enhanced life insurance, accident and disability protection. The Company also provides relocation assistance for certain newly-hired executives.
Retirement Benefits	Provides eligible executives a nonqualified, unfunded defined benefit plan that generally requires 5 years of continuous service in a qualifying position.(1) Also provides a deferred compensation plan in lieu of its 401(k) plan, which is not available to employees above a certain salary threshold.
Perquisite Allowance	The Company maintains one airplane for business travel that is available to executives for personal use with the CEO’s or CFO’s permission provided that the executive pay the Company for the incremental cost.
Termination and Change of Control Benefits	Provided to certain officers pursuant to plans adopted in fiscal year 2016 and to the CEO pursuant to an employment agreement.

(1)	As discussed below, the Company froze its Executive Supplemental Pension Plan, limiting new entrants, on January 1, 2016.

Base Salary

A portion of each executive’s compensation is comprised of base salary because the Compensation Committee believes it is appropriate to provide predictability and a fixed, liquid component in the compensation package. Individual base salaries are based on a number of considerations, including time in the position and individual performance.

34	2016 Proxy Statement

Base salaries for executives are set by the Compensation Committee at its meeting typically held in July. Any modifications made at that meeting are implemented retroactively to the first day of the then-current fiscal year. Adjustments to base salaries and salary ranges reflect the Compensation Committee’s assessment of average movement in the competitive market as well as individual performance. The Compensation Committee is free to set executive base salaries at a level deemed appropriate for the individual executive and his or her position.

Overall, base salaries for senior executives have not increased significantly for several years. In fiscal year 2016, the Compensation Committee adjusted the salaries for certain Named Executives to reflect its assessment of market rates and individual contributions to the Company. In particular, Mr. Buettgen’s salary was raised to $850,000 and Ms. Golder’s was raised to $400,000. While Mr. Patterson’s salary increased over the prior year to $375,000, this represented a decrease compared to the salary of his predecessor. During fiscal year 2016, the Compensation Committee raised Mr. Skena’s salary to $325,000.

Annual Cash Incentive Compensation

The Company’s annual incentive plan (i.e., its short-term incentive or bonus plan) directly links annual cash incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. It provides cash compensation to the Named Executives to the extent that these goals are met.

Annual cash incentive plans are established by the Compensation Committee for all executives of the Company, including the Chief Executive Officer and the Named Executives, whose incentives were determined pursuant to the Ruby Tuesday, Inc. 2015 Executive Incentive Compensation Plan (the “2015 Executive Incentive Plan”), which was approved by shareholders at the 2015 Annual Meeting. In determining these plans, the Compensation Committee considers each executive’s respective organizational level and responsibilities, as well as competitive market practices.

Corporate performance goals are established by the Compensation Committee near the beginning of each fiscal year. These goals are closely aligned with our overall business strategy of maximizing financial returns to shareholders, prudently investing capital, and increasing the Company’s sales; and the goals are designed to emphasize those areas in which the Compensation Committee wishes to incent executive performance. In setting the performance goals, the Compensation Committee attempts to provide targets that are ambitious but achievable. The Compensation Committee retains the discretion to adjust performance metrics based on a number of factors, including infrequent and/or nonrecurring events affecting the Company or its financial statements or changes in law or accounting. In making such adjustments, however, the Compensation Committee considers whether the changes would cause any portion of an award to be nondeductible under Section 162(m) of the Internal Revenue Code, as described more fully in the “Deductibility of Executive Compensation” section of this Proxy Statement. Under the 2015 Executive Incentive Plan, the Compensation Committee retains the discretion to reduce any award by as much as 25% for any reason.

2016 Proxy Statement	35

For fiscal year 2016, the performance metrics for executives and certain eligible employees of the Company’s Restaurant Support Center were: (i) Adjusted EBITDA achievement and (ii) Restaurant-Level Margin, with (iii) the potential to increase the payout if the Company achieved positive Guest Count Growth for the fiscal year.8 The Compensation Committee chose to use Adjusted EBITDA for the reasons outlined in the “Consideration of Say-On-Pay Shareholders Vote and Shareholder Feedback” above.

Bonus Goal Details

Measure and payout by percent of target(1)	Entry	Target	Maximum
	(20%)	(80%)	(160%)
2016 Adjusted EBITDA (in $1,000)	$70,591	$82,000	$93,409
Measure and payout by percent of target(1)	Entry	Target	Maximum
	(5%)	(20%)	(40%)
2016 Restaurant-Level Margin	17.4%	17.8%	18.2%
Guest Count Growth	Zero or Negative	Positive (20% of Target)

(1)	The Incentive payouts increase based upon straight line interpolation between award levels.

The Compensation Committee determined the targets for the performance metrics were realistically attainable but difficult to meet based on the Company’s recent performance and the economic environment in general. For Named Executives, annual incentive compensation awards were based on the following, depending on the structure of the individual executive’s incentive award:
____________________

[8]	The performance goals for fiscal year 2016 defined “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation and amortization ($20.3 million), as adjusted to disregard the impact of (i) charges from accounting rules adopted or which become effective after the end of the Company’s fiscal year 2015 (none); (ii) charges related to the high-level strategic direction of the Company as recorded in accordance with U.S. generally accepted accounting principles, as follows: new executive (vice president or higher) transition costs, including recruiting and relocation fees; vice president or higher terminations or retirements; costs associated with outsourcing formerly-Support Service positions; divestiture guarantees; termination, including settlement and curtailment charges, of any of the Company’s three defined benefit pension plans; losses from the extinguishment of debt; and any Change in Control; and (iii) events beyond the control of the Company, as follows: terrorist attacks, including those resulting from credit and debit card data breaches; natural disasters; industry-wide food borne illness outbreak or pandemic; and hostile shareholder activism (none). For fiscal year 2016 performance purposes, the Company calculated “Restaurant-Level Margin,” which under the 2015 Executive Incentive Plan is Gross Profit measured at the restaurant level, as restaurant sales and operating revenue less cost of goods sold, payroll and related costs, and other restaurant operating costs, divided by restaurant sales and operating revenue, all from continuing operations. For fiscal year 2016 performance purposes, the Company defined Guest Count Growth as the year-over-year comparison of guest counts at Ruby Tuesday concept restaurants open at least 18 months as of the first day of fiscal year 2016.

36	2016 Proxy Statement

	Percentage of Base Salary
	(without Guest Count Growth kicker)
Name	Entry	Target	Maximum
	(%)	(%)	(%)
J.J. Buettgen, President, CEO	25	100	200
B.A. Patterson, PRT	20	80	160
R.J. Parish, CLO	12.5	50	100
D.W. Skena, CMO	12.5	50	100
J.M. Golder, Former EVP, CFO	20	80	160

For fiscal year 2016, Adjusted EBITDA, as calculated under the formula set by the Compensation Committee, was $48.5 million. Restaurant-Level Margin for fiscal year 2016 was 16.8%. Guest Count Growth for the fiscal year was negative. Therefore, performance for fiscal year 2016 measured against the performance goals resulted in no payout to the Named Executives.

Long-Term Incentive Compensation

All long-term incentive awards have been granted under the Company’s shareholder-approved 1996 Stock Incentive Plan (the “1996 SIP”) or the SIP. Both plans permit grants of equity awards and cash incentives to officers and employees. Equity awards are the Company’s primary long-term incentive for executives and are intended both as a reward for positive long-term decisions and as a retention tool for the Company. Historically, the Board has calibrated the mix of stock options, performance- and service-based restricted stock and performance-based cash incentives to best incent executive management to achieve the goals the Board deems most prudent. In fiscal year 2016, in conjunction with the use of explicitly performance-based equity incentives, the Compensation Committee began using RSUs. The long-term incentive compensation granted to the Named Executives, consisted of a blend of service- and performance-based RSUs and performance-based cash awards.

The SIP provides for, among other things:

○	specified performance criteria;
○	prohibitions against re-pricing or buyouts of options and so-called reload option grants;
○	prohibitions against payment of dividends or dividend equivalent rights until the other equity rights to which they relate vest;
○	a six-month holding requirement after the vesting of restricted shares, subject to certain exceptions and a carve out to permit use of some shares to satisfy tax withholding obligations;
○	a minimum 30-month vesting period for restricted stock not subject to a performance condition;
○	a minimum one-year vesting period for performance-based restricted stock;
○	elimination of the ability to grant cash awards for the purpose of offsetting an award recipient’s tax consequences; and

2016 Proxy Statement	37

○	limitations on share recycling.

For long-term incentive awards to Named Executives in fiscal year 2016, approximately 33% of each Named Executive’s grant value was provided in the form of service-based RSUs, 33% was in the form of performance-based RSUs, and 33% was in the form of performance-based cash awards. This mix was selected to effectively balance the primary objectives of the long-term incentive program: shareholder alignment, performance linkage, and recruiting/retention. The Compensation Committee reviews the grant mix each year, and reserves the right to alter the grant mix based on the relevant facts and circumstances leading up to each year’s grant. Such facts and circumstances include the varying weight of the objectives identified above as well as variables such as prevailing economic conditions, the overall pay-for-performance relationship, the number of shares available for grant under the shareholder-approved equity plan, the resulting aggregate grant rate for the Company, and the Company’s ability to set reasonable multi-year performance goals.

In setting the annual long-term incentive grant values, the Compensation Committee considers each executive’s total compensation opportunity relative to the market information provided by the Compensation Consultant, as well as factors such as the Company’s performance, the individual’s performance, total equity grants to all participants, the impact on share availability under the shareholder-approved equity plan, and the accounting cost.

There was some year-over-year variation in individual equity award values, but the total value of long-term incentive equity awards granted to executives in fiscal year 2016 was similar to that awarded in fiscal year 2015. The long-term incentive award values for the Named Executives in fiscal year 2016, two-thirds of which were performance-based, were as follows:

				Performance-
	Target Grant	Service-Based	Performance-Based	Based Cash
Name	Value ($)	RSU Value ($)	RSU Value ($)	Award ($)
J.J. Buettgen, President, CEO	1,600,000	533,333	533,333	533,333
B.A. Patterson, PRT	375,000	125,000	125,000	125,000
R.J. Parish, CLO	200,000	66,667	66,667	66,667
D.W. Skena, CMO	200,000	66,667	66,667	66,667
J.M. Golder, EVP, CFO	450,000	150,000	150,000	150,000

Service-Based RSUs. In fiscal year 2016, the Compensation Committee chose to incent senior management performance and retention with service-based RSUs. Service-based RSUs incent retention because receipt is dependent upon continued employment. Simultaneously, the value of the award is dependent upon the value of the Company’s stock. Consequently, the Compensation Committee concluded that the use of RSUs correlates executive compensation with return to our shareholders. The 2016 service-based RSUs vest in one-third

38	2016 Proxy Statement

increments over three years or earlier under certain events such as death, disability, or retirement, or a change in control.

Performance-Based RSUs. In fiscal year 2016, the Compensation Committee chose to explicitly incent management to achieve Total Shareholder Return by tying a portion of the long-term incentive package directly to the Company’s relative Total Shareholder Return. The 2016 performance-based RSUs vest based on the Company’s Total Shareholder Return9 compared to a group of peer companies over a three-year period. The awards may vest earlier under certain events such as death, disability, termination without Cause (as defined, as applicable, in the 1996 SIP or the SIP), but the payout is nevertheless dependent upon actual performance. The number of shares was determined with the assistance of a valuation firm. The firm determined the value of the shares based on a Monte Carlo simulation. The simulation determined the value of each share to be $7.37. The Company then divided each recipient’s total award value by the per share value to arrive at the number of shares to be awarded. The Company’s Total Shareholder Return is compared to the following group of restaurant companies:

Ark Restaurant Corp.	Cosi Inc.	Ignite Restaurant Group, Inc.
BJ’s Restaurants, Inc.	Cracker Barrel Old Country Store,	Kona Grill, Inc.
Inc.
Bloomin’ Brands, Inc.	Darden Restaurants, Inc.	Luby’s, Inc.
Bob Evans Farms, Inc.	Del Frisco’s Restaurant Group, Inc.	Noodles & Company
Bravo Brio Restaurant Group, Inc.	Denny’s Corporation	Panera Bread Company
Brinker International, Inc.	DineEquity, Inc.	Potbelly Corporation
Buffalo Wild Wings Inc.	Diversified Restaurant Holdings,	RAVE Restaurant Group, Inc.
Inc.
Chanticleer Holdings, Inc.	Famous Dave’s of America Inc.	Red Robin Gourmet Burgers Inc.
Chipotle Mexican Grill, Inc.	Fiesta Restaurant Group, Inc.	Texas Roadhouse, Inc.
Chuy’s Holdings, Inc.	Frisch’s Restaurants, Inc.(1)	The Cheesecake Factory
Incorporated

(1)	Frisch’s Restaurants, Inc. ceased being a public company on September 4, 2015 and therefore will not have an effect on the Company’s percentile ranking,

The performance-based RSUs vest depending on the percentile ranking of the Company compared to the peer group based on the following scale:
____________________

[9]	The performance-based RSUs define “Total Shareholder Return” to mean the change in stock price plus dividends. For purposes of the RSUs, Total Shareholder Return determined by the difference between the average closing stock price over the first 20 trading days of fiscal year 2016 and the average closing stock price over the last 20 trading days of fiscal year 2018.

2016 Proxy Statement	39

Company Percentile v. Peer Group	Payout as a Percentage of Target
> 75th Percentile	150%
50th Percentile to 75th Percentile	Straight-line Interpolation
50th Percentile	100%
Above 25th Percentile to 50th Percentile	Straight-line Interpolation
25th Percentile and below	0%

Performance-Based Cash Awards. In fiscal year 2016, the Compensation Committee chose to explicitly incent management to achieve longer-term same-restaurant sales improvement by tying a portion of the long-term incentive package directly to the Company’s average Same Restaurant Sales10 over a three-year period. The 2016 performance-based cash awards vest based on the Company’s average annual Same Restaurant Sales. The awards may vest earlier under certain events such as death, disability, termination without Cause (as defined, as applicable, in the 1996 SIP or the SIP), but the payout is nevertheless dependent upon actual performance. Vesting and payout is determined using the following scale:

	3-Year Average Same Restaurant	Payout as a Percentage of Target
Performance Level	Sales Performance Result (%)	(%)
Maximum	4.0	200
Target +1.5	3.5	175
Target +1.0	3.0	150
Target +0.5	2.5	125
Target	2.0	100
Threshold +1.5	1.5	95
Threshold +1.0	1.0	80
Threshold +0.5	0.5	65
Threshold	0.0	50

As noted above, the Compensation Committee added the performance-based RSUs and the performance-based cash awards to the fiscal year 2016 long-term incentive compensation package based on significant feedback from the Company’s shareholders. After considering that feedback, and evaluating the Company’s progress in its brand transformation, the Compensation Committee concluded it was appropriate to make the shift toward a more strongly performance-based compensation package.
____________________

[10]	The awards define “Same Restaurant Sales” to mean “the year-to-year comparison of sales volumes for restaurants that, in the year being measured, have been open at least 18 months. If the three-year average Same Restaurant Sales performance result is below 0.0%, there is no payout.

40	2016 Proxy Statement

Executive Stock Ownership Guidelines

The Company believes that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders. To reinforce this philosophy, ownership guidelines for Common Stock have been developed for the Company’s top executives, which each executive must meet by July 2018 or five years after the executive’s appointment, whichever is later. The guidelines provide that certain executive officers must hold the lesser of (i) a specified number of shares or (ii) any number of shares, so long as their aggregate total value is equal to a specified multiple of the executive’s salary. Those guidelines are as follows:

Position	Multiple of Base Salary	Number of Shares
Chief Executive Officer	3.0	300,000
Ruby Tuesday Concept President; all other senior executives	1.0	30,000
Certain other vice presidents	-	5,000

These objectives may be accomplished only through actual stock ownership or unvested time-based restricted stock or RSU awards. Stock options and performance-based equity awards do not count toward satisfying the guideline unless they are exercised and held (in the case of options) or have vested and the performance criteria is achieved (in the case of performance-based equity awards). Once an executive attains the required ownership levels, he or she will not fall out of compliance solely because of a change in the Company’s stock price. During fiscal year 2016, the guidelines were amended such that, until the executive reaches the specified ownership level, he or she must retain at least 50% (on an after-tax basis) of compensation-based equity awarded to the executive by the Company.

Ruby Tuesday, Inc. Executive Severance Plan and Ruby Tuesday, Inc. Change In Control Severance Plan

In fiscal year 2014, the Company terminated the Ruby Tuesday, Inc. Severance Pay Plan because the Board viewed its payouts as incongruent with market practice and an impediment to the Company’s transformation strategy.

After receiving feedback from candidates for certain senior executive positions, and with the advice from Meridian, the Compensation Committee concluded that the adoption of revised severance plans were prudent and necessary to aid in recruiting and retaining critical talent. Therefore, in fiscal year 2016, it adopted the Ruby Tuesday, Inc. Executive Severance Plan (the “Severance Plan”) and the Ruby Tuesday, Inc. Change in Control Severance Plan (the “CIC Plan”; collectively the “Severance Plans”) for employees of the Company at the level of Vice President or above, including the Named Executives.

2016 Proxy Statement	41

The Severance Plans require executives to execute a general release of claims against the Company as a condition of receipt of payments thereunder, and both plans provide that any payment pursuant thereto is in lieu of any other payments that may be due to the executive under any other plan or agreement (excluding any outstanding long-term incentive plan awards, whose treatment is determined pursuant to the applicable long-term incentive plan under which the award was granted and the related award agreement). In addition, both Severance Plans require compliance with certain restrictive covenants, including noncompetition, nonsolicitation, nondisclosure of confidential information, and nondisparagement.

Both Severance Plans became effective on May 1, 2016, and will remain in effect for three years, following which time the plans automatically renew for successive one-year periods unless the Board or the Committee provide written notice of termination to the then-covered executives at least 120 days prior to the end of the then-applicable term.

Executive Compensation Clawback Policy

The Company has an Executive Compensation Clawback Policy (the “Clawback Policy”) for the purpose of recovering any compensation, whether already paid or calculated to be paid, granted to an executive of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement. In fiscal year 2016, the Board amended the Clawback Policy to clarify and restrict its ability to waive clawbacks. The Company intends to review the Clawback Policy in connection with the implementation of the SEC’s and NYSE’s rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Other Benefits

Executive Supplemental Pension Plan

The ESPP is a nonqualified, unfunded, defined-benefit retirement plan for select employees. As a condition of entry into the ESPP, participants generally must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP. Benefits payable under the ESPP are reduced by the amount of benefits payable to a participant in the Retirement Plan.

Pursuant to his Employment Agreement, Mr. Buettgen received credit under the ESPP for his years of service during his most recent tenure with Darden. This credit only applied to the determination of vesting under the ESPP; it does not count for benefit accrual purposes. As a result, Mr. Buettgen vested in the ESPP during fiscal year 2016.

42	2016 Proxy Statement

During fiscal year 2016, the Compensation Committee determined that the plan is out of step with market practice and is no longer appropriate for the Company. It therefore froze the ESPP as of January 1, 2016, prohibiting new entrants and the accrual of new benefits, with a limited exception for two long-serving, non-Named Executive employees, who will be permitted to enter the ESPP on January 1, 2018.

Deferred Compensation Plan

The Company does not offer top executives the opportunity to participate in the 401(k) Plan. Instead, the Company maintains the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”), under which eligible employees currently may elect to defer up to 50% of their annual base compensation to a maximum generally of $18,000 annually. The Company does not make matching contributions for executives who hold a position of Senior Vice President or above and who participate in the ESPP. To improve employee retention throughout the Company and to align with market practices, during fiscal year 2016 the Company amended the Deferred Compensation Plan and the 401(k) Plan to initiate matching contributions to eligible participants based upon their individual contributions.

Mr. Buettgen’s Employment Agreement provides that he is eligible to participate in the Deferred Compensation Plan pursuant to the plan’s terms. The Employment Agreement further provides that Mr. Buettgen receive credit for his years of service during his most recent tenure with Darden. This credit applies to the determination of eligibility; vesting; and Company contributions, if any, under the plan.11

Long-Term Disability Insurance Program

The Company sponsors a group long-term disability plan for all full-time employees. This plan provides a benefit of 60% of the employee’s income up to a maximum of $10,000 per month. This coverage is paid for by the employee.

The Company has secured additional long-term disability coverage for certain executives who would not receive a benefit of 60% of their income because of the $10,000 maximum benefit. Specifically, the executive coverage provides an initial $5,000 benefit and then the group policy provides up to $10,000 to reach the 60% income replacement goal. The Named Executives have coverage in addition to the group policy to reach the 60% income replacement level. The executive long-term disability coverage is delivered through individual policies for which the Company pays the premiums until the coverage terminates at either retirement or separation from service.

__________________

[11]	As noted above, the Deferred Compensation Plan does not permit matching contributions for executives above the level of Senior Vice President who participate in the ESPP.

2016 Proxy Statement	43

Executive Life Insurance Plan

The Company also maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their annual base salary. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage.

The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

Perquisites

In fiscal year 2016, the Company maintained one airplane for business travel by the Company’s employees. In addition to business travel, the Board permits the Chief Executive Officer and, upon the approval of the Chief Executive Officer or the Chief Financial Officer, other executives, to use the Company’s airplane for personal travel. The Chief Executive Officer and other executives are required to pay the Company for the incremental cost of such use.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million, unless such compensation is “performance-based.” In order to maximize the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Company obtained shareholder approval for the 2015 Executive Incentive Plan and the performance targets contained in the SIP at the 2015 Annual Meeting. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation that is tax deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for the Company’s top executive officers, gives strong consideration to the tax deductibility of awards.

Analysis of Risk Associated with Executive Compensation Plans

In setting compensation, the Compensation Committee also considers the risks to shareholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Company believes that its executive compensation plans are appropriately structured and do not encourage executives to take unnecessary and excessive risks.

44	2016 Proxy Statement

The following elements of our fiscal year 2016 executive compensation plans and policies were considered when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

○	we set performance goals that we believed were reasonable in light of past performance and market conditions;
○	the short-term incentive compensation package targets Adjusted EBITDA, Restaurant-Level Margin, and Guest Count Growth, incenting executives to make decisions that the Compensation Committee believes will drive immediate shareholder value;
○	we used a blend of service- and performance-based equity and cash awards to discourage excessive risk taking while simultaneously incenting future performance;
○	the service-based RSUs vest over three years to help recruitment and retention and help ensure that our executives’ interests aligned with those of our shareholders for the long-term performance of the Company;
○	the performance-based RSUs target relative Total Shareholder Return compared to a group of peers over a multi-year period, incenting executives to deliver longer-term value to shareholders;
○	the performance-based cash awards target Same Restaurant Sales growth over a multi-year period, incenting executives to make investments that will drive longer-term performance for the Company;
○	our short- and long-term incentive compensation performance metrics and performance periods differ in order to incent executives to balance short-term shareholder return with investments that will help ensure shareholder value over the longer term;
○	assuming achievement of at least a minimum level of performance, payouts under our performance-based plans resulted in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;
○	our executive stock ownership policy required our executives to hold certain levels of stock, including restricted stock and RSUs but excluding stock options, which aligns a portion of their personal wealth to the Company’s long-term performance; and
○	we have a Clawback Policy as described above under the “Executive Compensation Clawback Policy” section above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement for filing with the SEC. This report is submitted by the Compensation Committee, the current members of which are named below.

F. Lane Cardwell, Jr.
Kevin T. Clayton
Donald E. Hess
Stephen I. Sadove (Chair)

2016 Proxy Statement	45

2016 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of the Named Executives during fiscal years 2016, 2015, and 2014.

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and		Salary	Stock	Option	Compensation	Compensation	Compensation
Principal Position(1)	Year	($) (2)	Awards (3)	Awards (3)	($) (4)	Earnings ($) (5)	($) (6)	Total ($)
J.J. Buettgen,	2016	850,000	980,873	-	-	503,653	12,410	2,346,936
President, CEO	2015	800,000	750,003	750,951	1,600,000	-	44,052	3,945,006
	2014	800,000	375,001	750,816	-	-	113,766	2,039,583
B.A. Patterson,	2016	357,121	229,894	-	-	-	12,197	599,212
PRT, Ops
R.J. Parish,	2016	325,000	122,614	-	-	-	169,722	617,336
CLO and	2015	65,000	-	-	71,250	-	115,000	251,250
Secretary
D.W. Skena, CMO	2016	234,808	122,614	-	-	-	60,621	418,043
J.M. Golder,	2016	357,981	275,870	-	-	-	3,617	637,468
Former	2015	375,000	387,503	187,739	450,000	-	112,406	1,512,648
EVP, CFO	2014	275,000	31,252	207,766	-	-	56,173	570,191
__________________

(1)	Messrs. Patterson and Skena were not Named Executives in fiscal 2015 or 2014, and Ms. Parish was not a Named Executive in fiscal 2014.
(2)	Represents actual base salary payments made to the Named Executives in fiscal 2016, 2015, and 2014. Mr. Patterson was promoted to his current position during fiscal year 2016, and his annualized salary for that year was $375,000. Mr. Skena and Ms. Golder were not employees of the Company for all of fiscal year 2016, and their annualized salaries for that year were $325,000 and $400,000 respectively. Ms. Parish was not an employee of the Company for all of fiscal year 2015, and her annualized salary in that year was $325,000.
(3)	Represents the grant date fair value of the equity awards expected to vest. The assumptions used in calculating the grant date fair value of these awards are disclosed in Note 10 to the consolidated financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016. Messrs. Buettgen, Patterson, Skena, and Mses. Parish and Golder received stock awards in fiscal year 2016 which had a grant date fair value of $6.51. Mr. Buettgen and Ms. Golder received stock awards in fiscal year 2015 which had a grant date fair value of $5.91. Ms. Golder also received a stock award in fiscal year 2015 with a grant date fair value of $7.31. Mr. Buettgen and Ms. Golder received stock awards in fiscal year 2014 which had a grant date fair value of $9.34.
The Company calculates the grant date fair value of service-based stock options using a Black-Scholes option pricing model and calculates the grant date fair value of performance-based stock options with a market condition using a Monte Carlo simulation. The assumptions used in calculating the grant date fair value of the stock option awards are described below:

Grant Date	Interest Rate	Volatility (%)	Dividend Yield	Expected Term
	(%)		(%)	(Years)
August 4, 2014	1.3	42.9	0.0	4.0
August 4, 2014	1.5	44.5	0.0	4.5

46	2016 Proxy Statement

August 4, 2014	1.7	45.5	0.0	5.0
July 24, 2013	0.5	42.9	0.0	2.4
July 24, 2013	1.0	45.3	0.0	4.0
July 24, 2013	1.2	59.8	0.0	4.5
July 24, 2013	1.4	69.0	0.0	5.0

Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 10 of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

A portion of fiscal year 2016 long-term incentives were granted in the form of performance-based cash awards and are excluded from this table. Should performance and vesting criteria be met, the earned award value will be reflected in fiscal 2018.
(4)	Other than as shown in the Salary or All Other Compensation columns of this table, no non-performance-based cash payments were made to the Named Executives in fiscal years 2016, 2015, or 2014. The amounts reflected in this column are performance-based cash incentives.
(5)	Represents the actuarial increase during fiscal years 2016, 2015, and 2014 in the pension value provided under pension plans only as the Company does not pay above-market or preferential earnings on non-qualified deferred compensation.
(6)	All Other Compensation is as follows:

	Executive
	Life	Accidental Death	Long-Term
	Insurance	&	Disability	Auto	Relocation-
	Payments	Dismemberment	Premiums	Allowance	Related
Name	($) (a)	Premiums ($)	($)	($)	Costs ($)	Total ($)
J.J. Buettgen	7,743	432	4,235	-	-	12,410
B.A. Patterson	2,273	432	2,639	6,853	-	12,197
R.J. Parish	-	-	2,937	-	166,785	169,722
D.W. Skena	-	-	634	-	59,987	60,621
J.M. Golder	-	396	3,221	-	-	3,617
__________________

(a)	The Company maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their projected annual base salary at age 60. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage. The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

Chief Executive Officer Compensation

In order to secure the employment of Mr. Buettgen, and to protect the Company’s interests in the event of a separation of employment, the Company entered into an employment agreement with Mr. Buettgen (the “Employment Agreement”). The material terms of the Employment Agreement beyond those related to Mr. Buettgen’s transition in fiscal year 2013 are as follows:

○	Base Salary. Base salary of $800,000 per year;[12]
__________________

[12]	As noted above, the Compensation Committee increased Mr. Buettgen’s base salary in fiscal year 2016.

2016 Proxy Statement	47

○	Annual Cash Incentive Compensation. Eligibility for Annual Cash Incentive Compensation up to a total of 200% of base salary;
○	Annual Equity Awards. Eligibility for equity awards of such type, of such amount, and with such terms and conditions as determined in the sole discretion of the Compensation Committee;[13]
○

One-Time Equity Awards. Grants of certain equity awards, which have previously been disclosed. As of the end of fiscal year 2016, no equity awards issued under Mr. Buettgen’s Employment Agreement are outstanding; all such awards have either vested or failed to vest pursuant to their terms;[14]

○	Employee Benefits. Eligibility to participate in Company-sponsored retirement and health and welfare benefit plans;
○

Termination Without Cause or Resignation for Good Reason. Lump-sum payment of 300% of base salary in the event of Termination Without Cause or Resignation for Good Reason, so long as Mr. Buettgen complies with the terms of his Employment Agreement;[15] and

○	Leadership Covenants. Mr. Buettgen must:
	–	refrain from disclosing confidential and trade secret information;
	–	refrain from soliciting Company employees for three years following his termination; and
	–	refrain from other employment while employed with the Company.[16]

Under the terms of his stock option and restricted stock awards in his Employment Agreement, Mr. Buettgen is prohibited from competing with the Company for a period of 2 years after the awards vest.

Mr. Buettgen is also eligible to participate in the Company’s ESPP and Deferred Compensation Plan, and is subject to the Company’s executive stock ownership policy and clawback policy, each of which are described further elsewhere in this “Compensation Discussion and Analysis” section of this Proxy Statement.

__________________

[13]	Pursuant to this provision, the Compensation Committee has included Mr. Buettgen in the annual incentive compensation packages awarded to senior management.
[14]

This includes a High-Performance Award of 250,000 shares of performance-based stock options that vested only in the event the Company’s stock price appreciates to $14 per share (or more) for a period of 20 consecutive trading days within the first three years of Mr. Buettgen’s employment. During fiscal year 2016, these High-Performance Award options were canceled, having failed to vest in the required timeframe. The final tranches of Mr. Buettgen’s service-based High-Performance stock option award and his Make-Whole stock option award vested during fiscal year 2016.

[15]	Should Mr. Buettgen receive payment under one of the Company’s Severance Plans, such payment would require that any payment under the Employment Agreement be waived.
[16]	Capitalized terms herein are defined in Mr. Buettgen’s Employment Agreement.

48	2016 Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2016

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executives during fiscal year 2016. For a complete understanding of the table, please read the narrative disclosures that follow the table.

								All Other
								Stock		Grant
								Awards:		Date Fair
								Number	Exercise	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	or Base	Stock and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock	Price of	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards (5)	Awards (6)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)
J.J.	08/23/15	212,500	850,000	1,700,000(1)	-	-	-	-	-	-
Buettgen	08/23/15	-	-	-	36,183	72,365	108,548(2)	81,925(3)	6.51	980,873
B.A.	08/23/15	71,760	287,042	574,084(1)	-	-	-	-	-	-
Patterson	08/23/15	-	-	-	8,481	16,961	25,442(2)	19,201(3)	6.51	229,894
R.J.	08/23/15	40,625	162,500	325,000(1)	-	-	-	-	-	-
Parish	08/23/15	-	-	-	4,523	9,046	13,569(2)	10,241(3)	6.51	122,614
D.W.	08/23/15	35,156	140,625	281,250(1)	-	-	-	-	-	-
Skena	08/23/15	-	-	-	4,523	9,046	13,569(2)	10,241(3)	6.51	122,614
J.M.	08/23/15	80,000	320,000	640,000(1)	-	-	-	-	-	-
Golder	08/23/15	-	-	-	10,177	20,353	30,530(2);(4)	23,041(3);(4)	6.51	275,870
____________________

(1)	Represents the potential payout range as established under the 2015 Executive Incentive Compensation Plan. The payout range under the 2015 Executive Incentive Compensation Plan is from 25% to 200% of base salary for Mr. Buettgen, 20% to 160% of base salary for Mr. Patterson and Ms. Golder, and 12.5% to 100% for Ms. Parish and Mr. Skena. The amounts presented in the table above for Messrs. Patterson and Skena are prorated based on the date for which they became a named executive and their respective annual salaries. Further discussion of the 2015 Executive Incentive Compensation Plan and non-equity incentive awards for the Named Executives can be found in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" section of this Proxy Statement. The actual fiscal year 2016 payout can be found in the column titled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" section of this Proxy Statement.
(2)	Represents the potential payout range of performance-based restricted stock units granted in fiscal year 2016. Awards vest based on a total shareholder return metric for fiscal years 2016-2018. The combined maximum payout under the performance goals is 150% of the target award. In addition to the performance conditions, the Named Executives must satisfy a service condition in order for the award to vest. Further details on the vesting criteria of these awards can be found in the “Outstanding Equity Awards at Fiscal Year-End For 2016” section of this Proxy Statement.
(3)	Represents service-based restricted stock units which will vest in three equal installments following August 23, 2015, the grant date of the award.
(4)	Ms. Golder forfeited her restricted stock unit awards on April 11, 2016, which was her last day of employment.
(5)	Represents the closing stock price of our Common Stock on August 21, 2015, the last trading day before the grant date.
(6)	Represents the grant date fair value of the performance-based and service-based restricted stock units granted in fiscal year 2016. The assumptions used in calculating the grant date fair value of these awards are disclosed in Note 10 to the consolidated financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

2016 Proxy Statement	49

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

The following table summarizes information as of May 31, 2016 about the Named Executives’ exercisable stock options, unexercisable stock options, and unvested service-based restricted stock.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
	Number of	Number of				Market	Unearned	Unearned
	Securities	Securities			Number of	Value of	Shares,	Shares,
	Underlying	Underlying			Shares or	Shares or	Units or	Units or
	Unexercised	Unexercised			Units of	Units of	Other	Other
	Options	Options	Option	Option	Stock That	Stock That	Rights That	Rights That
	Exercisable	Unexercisable	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	(#)	(#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
J.J. Buettgen	250,000		7.81	12/03/19
	252,939		7.81	12/03/19
	112,867	56,433(1)	9.34	07/24/20
	110,620	221,238(2)	5.91	08/24/21	126,904(3)	492,388
					81,925(4)	317,869
							72,365(5)	280,776
	15,238	7,618(1)	9.34	07/24/20	7,995(6)	31,021
B.A.	11,062	22,124(2)	5.91	08/24/21	12,690(3)	49,237
Patterson					19,201(4)	74,500
							16,961(5)	65,809
R.J. Parish					10,241(4)	39,735
							9,046(5)	35,098
D.W.					10,241(4)	39,735
Skena							9,046(5)	35,098
J.M.	9,406(7)		9.34	07/24/20
Golder	27,655(7)		5.91	08/04/21
____________________

50	2016 Proxy Statement

(1)	Represents nonqualified stock options, of which the unexercisable portion will vest on July 24, 2016.
(2)	Represents nonqualified stock options, one-third of which became vested on August 4, 2015. Of the unexercisable options, one-half will vest on August 4, 2016 and one-half will vest on August 4, 2017.
(3)	Represents service-based restricted shares which will cliff vest on February 4, 2017. The shares presented are further subject to a six-month holding period.
(4)	Represents service-based restricted stock units which will cliff vest in three equal annual installments following August 23, 2015, the grant date of the award.
(5)	Represents performance-based restricted stock units which will vest and pay out based on the attainment of a total shareholder return metric for fiscal years 2016-2018. The number of shares displayed reflects the target number of shares that will be earned if the Company meets its target goal.
(6)	Represents service-based restricted shares which will vest on July 11, 2016. The shares presented are further subject to a six-month holding period.
(7)	Ms. Golder departed the Company on April 11, 2016. Her exercisable stock options will expire on July 10, 2016, 90 days after her departure date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016

The following table presents information regarding exercises of options to purchase shares of Common Stock and stock awards that vested during fiscal year 2016 for each of the Named Executives.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized on
Name	Exercise (#)	on Exercise ($)	on Vesting (#)	Vesting ($)
J.J. Buettgen	-	-	40,150	223,234
B.A. Patterson	-	-	13,416	83,069
R.J. Parish	-	-	-	-
D.W. Skena	-	-	-	-
J.M. Golder	-	-	34,444	193,028

2016 Proxy Statement	51

2016 NONQUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the Deferred Compensation Plan account for each of the Named Executives.

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions in	Aggregate	Withdrawals/	Balance at
	in Last Fiscal	Last Fiscal Year	Earnings in Last	Distributions	Last Fiscal
Name	Year ($)(1)	($)	Fiscal Year ($)	($)	Year-End ($)
J.J. Buettgen	-	-	12	-	34,493
B.A. Patterson	-	-	-	-	-
R.J. Parish	5,500	625	1	-	6,126
D.W. Skena	-	-	-	-	-
J.M. Golder	-	-	-		-
____________________

(1)	Represents the base salary deferred by each Named Executive during fiscal year 2016. These deferrals are included in the “Salary” column of the “2016 Summary Compensation Table” section of this Proxy Statement.

Descriptions of the Deferred Compensation Plan and the Predecessor Plan can be found in the “Deferred Compensation Plan” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

The timing and form of distributions under the Deferred Compensation Plan are determined by the elections of each plan participant. A participant’s election may be different for each annual deferral, and under certain circumstances, a participant may change one or more of his or her annual deferral elections. Under the default rule, deferrals are paid in a lump sum in January immediately following the calendar year in which the participant attains age 55 if a termination of employment occurs prior to that age. Otherwise, benefits under the Deferred Compensation Plan will be paid in the form of a lump sum distribution in the month of January immediately following a termination of employment but no later than the end of January following the year in which the participant attains age 65. As an alternative to the default rule, a participant may elect one of the following payment choices: (i) payment in a lump sum in January of the year of the participant’s choice or, if earlier, in the month of January following the calendar year in which the participant terminates employment, or (ii) payment in annual installments for a period of the participant’s choice not exceeding ten years, commencing in January of the year of the participant’s choice or, if earlier, commencing in the month of January following the calendar year in which the participant terminates employment.

52	2016 Proxy Statement

PENSION BENEFITS FOR FISCAL YEAR 2016

The following table shows the present value of accumulated benefits payable to the Named Executives, including the number of years of service credited to each such Named Executive, under the ESPP.

		Number of	Present
		Years	Value of
		Credited	Accumulated	Payments During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
J.J. Buettgen	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	3.08	503,653	-
B.A. Patterson(1)		-	-	-
R.J. Parish(1)		-	-	-
D.W. Skena(1)		-	-	-
J.M. Golder(1)		-	-	-
____________________

(1)	Messrs. Patterson and Skena and Mses. Parish and Golder were not participants in a Company-sponsored defined benefit plan during fiscal year 2016.

Material terms and conditions of the ESPP are described below.

Executive Supplemental Pension Plan

A participant’s accrued benefit in the ESPP equals 2.5% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) but not in excess of 20 years of such service, plus 1% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service, less the retirement benefit payable in the form of a single life annuity payable to the participant under the Morrison Retirement Plan and less an offset for Social Security benefits calculated based on a full Social Security earnings assumption and an assumption that his or her wages equaled or exceeded the Social Security taxable wage base.

ESPP Benefit = 2.5% x Average Five-Year Base Salary x Years of Continuous Service
(not in excess of 20) + 1.0% x Average Five-Year Base Salary x Years of Continuous
Service (greater than 20 but not in excess of 30) – Morrison Retirement Plan Benefit -
Social Security Benefit

Base salary includes commissions, but excludes bonuses and other forms of remuneration other than salary. Benefits become vested after the participant has completed ten years of continuous service. Normal retirement age for purposes of the ESPP is age 60, although a participant may retire with an actuarially reduced benefit as early

2016 Proxy Statement	53

as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending on age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned on not competing with the Company for a period of two years following retirement.

In fiscal year 2008, the Compensation Committee approved and adopted the restated and amended ESPP which provided for, among other things, a lump-sum payment option. Accordingly, participants retiring after that date may elect to receive payment of their benefit in the following forms, provided the election is made on a timely basis:

○	a lump-sum payment;
○	a life annuity providing for monthly payments for the life of the participant;
○	a life annuity providing for monthly payments for the life of the participant with a guaranteed term certain of ten years (“10-year certain”) or 20 years (“20-year certain”) as specified by the participant;
○	a 100%/50% joint and survivor annuity;
○	a 100%/75% joint and survivor annuity; or
○	a 100%/100% joint and survivor annuity.

As described above, the Compensation Committee froze the ESPP to new entrants and froze the level of accrued benefits as of January 1, 2016, with limited exceptions. Mr. Buettgen entered the ESPP during fiscal year 2016, but no other Named Executive is eligible to enter the plan, and none of the Named Executives, including Mr. Buettgen, are participants in the Morrison Retirement Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes and quantifies certain payments and benefits that would be provided under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment of each of the Named Executives, assuming a May 31, 2016 termination date or change-in-control date and, where applicable, using a closing price of $3.88 per share for the Company’s Common Stock on that date.

Due to the number of factors that affect the nature and amount of any payments or benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

54	2016 Proxy Statement

Individual Agreements

James J. Buettgen

Upon his appointment as President and Chief Executive Officer, Mr. Buettgen entered into an Employment Agreement with the Company. The Employment Agreement provides for severance payments in the event of a termination. It specifically contemplates three types of severance payments, depending upon the type of termination at issue, which are outlined below. In any scenario, however, Mr. Buettgen would be entitled to any unpaid reimbursements relating to business expenses incurred by him prior to the termination and any benefits to which he is entitled under Company benefit plans.

In the event of termination due to death or disability,17 Mr. Buettgen would be entitled to: (i) any accrued but unpaid base salary; (ii) any earned but unpaid annual bonus with respect to fiscal years completed prior to the termination; and (iii) any cash or equity awards granted pursuant to the Employment Agreement that have vested or would vest according to their terms based on the termination, provided that any unvested cash or equity awards would be forfeited.

In the event of termination for cause18 or resignation without good reason,19 Mr. Buettgen would be entitled to any accrued but unpaid base salary. Any unvested cash or equity awards would be forfeited.

In the event of termination without cause or a resignation for good reason, Mr. Buettgen would be entitled to: (i) a lump sum payment equal to the amount of (A) any accrued but unpaid base salary and (B) any earned but unpaid annual bonus with respect to fiscal years completed prior to the termination; (ii) a lump sum severance payment equal to 300% of Mr. Buettgen’s then-applicable base salary; and (iii) any cash or equity awards granted
____________________

[17]	Under the Employment Agreement, “disability” means that Mr. Buettgen is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can reasonably be expected to result in death or last for a continuous period of not less than 12 months.
[18]	The Employment Agreement defines “cause” to mean conduct amounting to: (i) fraud or dishonesty in the performance of Mr. Buettgen’s duties with the Company or its affiliates; (ii) willful misconduct, refusal to follow the reasonable directions of the Board, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature); (iii) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics; (iv) repeated and extended absence from work without reasonable excuse; (v) a conviction or plea of guilty or nolo contendere to a felony; or (vi) a material breach or violation of the terms of any agreement to which Mr. Buettgen and the Company (or any affiliate) are party.
[19]	Under the Employment Agreement, “good reason” means without Mr. Buettgen’s consent: (i) any change in Mr. Buettgen’s principal place of employment to a location more than 50 miles from Maryville, Tennessee; (ii) any material reduction in Mr. Buettgen’s authority, duties or responsibilities, including any change that results in Mr. Buettgen either (A) not acting as the senior-most executive of the Company or (B) directly reporting to anyone other than the Board; (iii) any reduction in Mr. Buettgen’s base salary; (iv) any failure by the Company to pay Mr. Buettgen’s annual bonus or long-term incentives in accordance with the terms of the Employment Agreement; or (v) any other breach of the Employment Agreement that is material and fundamental to the entirety of the Employment Agreement by the Company.

2016 Proxy Statement	55

pursuant to the Employment Agreement that have vested or would vest according to their terms based on the termination, provided that any unvested cash or equity awards would be forfeited. Under the Employment Agreement, payment of the amounts in (ii) and (iii) above are dependent upon Mr. Buettgen (A) executing a general waiver and release of claims against the Company and its affiliates within 45 days of the termination and (B) complying with certain covenants regarding confidentiality, non-solicitation, trade secrets, and outside employment. Any violation of the covenants could subject Mr. Buettgen’s severance payments to clawback under the Employment Agreement.

Any severance payment made to Mr. Buettgen pursuant to his Employment Agreement would be in lieu of severance payment under either of the Severance Plans discussed below. Likewise, any payment to Mr. Buettgen under the Severance Plans would be in lieu of any severance payment under his Employment Agreement.

Ruby Tuesday, Inc. Executive Severance Plan

Mr. Buettgen, Ms. Parish, Mr. Patterson, and Mr. Skena are covered by the Severance Plan.20 The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company, other than for Cause or death, or termination of employment with the Company for Good Reason, each as defined in the Severance Plan (and each a “Qualifying Termination”). In the event of a Qualifying Termination, and subject to the execution of a general release of liability against the Company and certain other restrictions, the Severance Plan provides the following payments and benefits to the Named Executives:

○

A lump-sum payment in an amount equal to the product of (i) the applicable severance multiple (for Mr. Buettgen, 3; for Ms. Parish, Mr. Patterson, and Mr. Skena, 1.5); and (ii) the executive’s base salary;

○

A lump-sum payment in an amount equal to the amount the executive would have earned under the Company’s applicable annual incentive plan had the executive remained employed through the date the Compensation Committee determined the Company’s performance under the incentive plan, adjusted on a pro rata basis based on the number of days the executive was actually employed during the incentive plan year; and

○

A lump-sum payment in an amount equal to the product of (i) 1.5 and (ii) the annual employer contributions to the executive’s medical, dental, optical, and group term-life insurance coverage in effect for the year of termination based on the same coverage level and cost to the executive as in effect immediately prior to the executive’s termination.

____________________

[20]	Ms. Golder departed the Company before the Severance Plans were adopted.

56	2016 Proxy Statement

Ruby Tuesday, Inc. Change in Control Plan

Mr. Buettgen, Ms. Parish, Mr. Patterson, and Mr. Skena are also covered by the CIC Plan. The CIC Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company, other than for Cause or death, or termination of employment with the Company for Good Reason, provided such termination occurs within 24 months after a Change in Control, all as defined by the CIC Plan (such terminations are a “CIC Qualifying Termination”). In the event of a CIC Qualifying Termination, and subject to the execution of a general release of liability against the Company and certain other restrictions, the CIC Plan provides the following payments and benefits to the Named Executives:

○

A lump-sum payment in an amount equal to the product of (i) the applicable severance multiple (for Mr. Buettgen, 3; for Ms. Parish, Mr. Patterson, and Mr. Skena, 2); and (ii) the executive’s base salary, including Target Annual Bonus, as defined in the CIC Plan;

○

A lump-sum payment in an amount equal to the executive’s Target Annual Bonus, adjusted on a pro rata basis based on the number of days the executive was actually employed during the applicable incentive plan year;

○

A lump-sum payment in an amount equal to the product of (i) 1.5 and (ii) the annual employer contributions to the executive’s medical, dental, optical, and group term-life insurance coverage in effect for the year of termination based on the same coverage level and cost to the executive as in effect immediately prior to the executive’s termination; and

○	Reimbursement for outplacement service costs incurred within 18 months following the termination up to a maximum of $30,000, subject to certain restrictions.

Both Severance Plans require execution of a general release of claims against the Company and provide that any payment is in lieu of any other payments that may be due to the executive under any other plan or agreement (excluding any outstanding long-term incentive plan awards, whose treatment is determined pursuant to the applicable long-term incentive plan under which the award was granted and the related award agreement). In addition, both Severance Plans require compliance with certain restrictive covenants, including noncompetition, nonsolicitation, nondisclosure of confidential information, and nondisparagement.

Neither the Severance Plan nor the CIC Plan provides for a gross-up payment to any Named Executive, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code or any similar federal, state, or local tax that may be imposed (the “Excise Tax”). Instead, the Severance Plans provide that in the event that the payments described would, if paid, be subject to the Excise Tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to the Excise Tax, provided that the net amount of the reduced payments, after giving effect to the income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

2016 Proxy Statement	57

Deferred Compensation

The Named Executives are eligible to participate in the Deferred Compensation Plan. Mr. Buettgen participated in the Deferred Compensation Plan during calendar years 2012 and 2013, but did not contribute to it during calendar years 2014 or 2015. No Named Executive contributed to the Deferred Compensation Plan in calendar year 2015.

The last column of the “2016 Nonqualified Deferred Compensation” table of this Proxy Statement reports each Named Executive’s aggregate balance in the Deferred Compensation Plan at May 31, 2016. If the Named Executives had terminated employment on the last day of fiscal year 2016, the Company would have been required to distribute from its general assets to each Named Executive the amount in his or her deferred compensation account. As described below, the timing and form of distribution would have depended upon the participant’s election and the plan rules. The account balances continue to be credited with increases and decreases reflecting changes in the value of the underlying investments; therefore, amounts actually received by the Named Executives may differ from those shown in the “2016 Nonqualified Deferred Compensation” table of this Proxy Statement.

Equity Awards

Stock Options

If any of the Named Executives’ employment were to be terminated (i) involuntarily other than for cause, (ii) due to death, disability, divestiture, or retirement, or (iii) if the Company experienced a change in control, any non-exercisable stock options would become exercisable, as those criteria are defined in the applicable plan or agreement. In the event of termination due to early retirement prior to the end of fiscal year 2016, a portion of the stock options would become exercisable for Mr. Buettgen, Ms. Parish, Mr. Patterson, and Mr. Skena. Upon her departure from the Company in fiscal year 2016, Ms. Golder forfeited her outstanding unvested stock options.

Restricted Stock Awards

Service-based restricted stock awarded to the Named Executives is subject to service conditions and performance-based restricted stock is subject to performance and service conditions.21 Vesting of restricted stock awards will be accelerated upon certain events. Therefore, if an involuntary termination of employment without cause or due to death, disability or attainment of a certain age or satisfaction of the “Rule of 90” under the ESPP had occurred or, in the case of certain awards, had a divestiture or a change in control occurred on the last day of fiscal year 2016, the vesting of restricted stock awards would have been accelerated. For service-based restricted stock, all of the restricted shares would have vested under the early vesting scenarios described above. In connection her departure, Ms. Golder forfeited her outstanding restricted stock awards.

____________________

[21]	The Company did not award any performance-based restricted stock in fiscal year 2016.

58	2016 Proxy Statement

Restricted Stock Unit Awards

Service-based RSUs awarded to the Named Executives are subject to service conditions and performance-based RSUs are subject to performance and service conditions. Vesting of RSU awards will be accelerated upon certain events. Full vesting of the service-based RSUs accelerates upon an involuntary termination of employment without cause, death, or disability, or upon a change in control. Vesting of the performance-based RSUs accelerates upon an involuntary termination of employment without cause, death, disability, or upon voluntary termination after attaining a specified age. The number of performance-based RSUs that vest in such situations is equal to the number of RSUs that would have vested based solely upon the performance level achieved multiplied by a fraction where the numerator is the number of whole twelve-month periods commencing with July 1 of the year in which the grant was made through and including the effective date of the termination of employment and the denominator is 3. Upon a change in control, all of the performance-based RSUs vest at the target performance level. In connection with her departure, Ms. Golder forfeited her outstanding RSU awards.

The following table provides the intrinsic value (the value of the option award based upon the closing price of the Company’s Common Stock on May 31, 2016 minus the exercise price) of stock option, restricted stock, RSUs, and performance-based cash incentives that would become exercisable or vested if the Named Executive had terminated employment or if the Company had experienced a change in control as of May 31, 2016.

	Involuntary
	Termination
	Other Than For
Name of	Cause,(1) Death	Change in
Executive	or Disability ($)	Control ($)(2)
J.J. Buettgen	810,257	1,091,033
B.A. Patterson	154,758	220,566
R.J. Parish	39,735	74,834
D.W. Skena	39,735	74,834
J.M. Golder	-	-
____________________

(1)	For Mr. Buettgen, the terms “Cause” and “Disability” are provided in his Employment Agreement and defined above.
For the other Named Executives, “Cause” is defined for the restricted stock, RSU, and stock option awards as conduct amounting to (a) fraud or dishonesty in the performance of the executive’s duties, (b) the executive’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules, or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature), (c) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics, (d) absence from work without a reasonable excuse, (e) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (f) conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (g) a breach or violation of the terms of any agreement to which the Named Executive and the Company are a party. For the restricted stock and stock option awards for the other Named Executives, the term “Disability” is defined under the SIP as having the same meaning as provided in

2016 Proxy Statement	59

the long-term disability plan or policy maintained by the Company. For the RSUs for the other Named Executives, the term “Disability” means the Named Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Internal Revenue Service Code Section 409A.

(2)	Amounts shown in this column include amounts that are change in control payments. Pursuant to the restricted stock and stock option awards, “Change in Control” means:

(i) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control: (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.

(ii) within any twelve-month period (beginning on or after the Effective Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii) the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or
(v) the liquidation or dissolution of the Company.
Pursuant to the RSUs, “Change in Control” means:

(i) the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition) of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company;

(ii) within any twelve-month period (beginning on or after the Grant Date) the date a majority of members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;

60	2016 Proxy Statement

(iii) within any twelve-month period (beginning on or after the Grant Date) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(iv) within any twelve-month period (beginning on or after the Grant Date) the acquisition by any one person, or more than one person acting as a group, of the assets of the Company that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Company.

The foregoing definition of “Change in Control” for the RSU awards are to be construed in a manner consistent with the requirements for a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” and a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Internal Revenue Code Section 409A and the rules and regulations promulgated thereunder.

Pension Benefits

Prior to being frozen on January 1, 2016, the Named Executives were eligible to participate in the ESPP subject to certain service requirements. Of the Named Executives, only Mr. Buettgen was a participant and would have been eligible for a benefit under the ESPP if he had retired on May 31, 2016. Under the terms of the ESPP, benefits are subject to forfeiture or actuarial reduction based upon certain willful misconduct or prohibited business competition by the participant. Had Mr. Buettgen retired on May 31, 2016 and elected to receive an immediate lump-sum payment, the lump-sum payment would have been $576,425. Had Mr. Buettgen retired on May 31, 2016 and elected to receive a lump-sum payment at the age of 60, the lump-sum payment would have been $603,625.

Retiree Health Insurance Plan

Named Executives who participate in the ESPP and terminate employment after becoming early-retirement eligible under the ESPP are eligible, along with their spouse and dependents, to participate in the retiree health insurance plan. The Named Executive pays 100% of the premium under the retiree health insurance plan. Once a Named Executive reaches age 65, he or she is no longer eligible to participate in the retiree health insurance plan. Instead, the Company will provide $70 per month toward Medicare supplement coverage until the Named Executive’s death.

Life Insurance

Under the ELIP, if Messrs. Buettgen or Patterson had died on May 31, 2016, their survivors would have received $3.5 million and $1.0 million, respectively. If Messrs. Buettgen or Patterson had died on May 31, 2016 as the result of an accident, their survivors would have received an additional $1.0 million.

Disability

The short-term and long-term disability plans are available generally to all salaried employees. The short-term disability benefit is equal to 70% of salary for 26 weeks. This benefit is limited to $10,000 per month. The long-

2016 Proxy Statement	61

term disability plan for employees holding the position of vice president and higher, including the Named Executives, defines disability as being disabled from the position previously held with the Company while the definition of disability for all other participants in the plan requires that, after two years of disability, the employee must be disabled from any job in order to continue to receive benefits under the plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information as of the end of fiscal year 2016 with respect to equity compensation plans of the Company:

(b)
	(a)	Weighted-	(c)
	Number of Securities	Average Exercise	Number of Securities
	to be Issued Upon	Price of	Remaining Available for
	Exercise of	Outstanding	Future Issuance Under
	Outstanding Options,	Options,	Equity Compensation Plans
	Warrants and	Warrants and	(Excluding Securities
Plan Category	Rights (#)	Rights ($)	Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	1,563,053	7.92	5,433,569 (1)
Equity compensation plans not approved by security holders	502,939 (2)	7.81	-
Total	2,065,992	7.89	5,433,569
____________________

(1)	This amount consists of 19,475 shares available for issuance under the 1996 SIP and 5,414,094 shares available for issuance under the SIP.
(2)	This amount consists of 250,000 service-based stock options awarded to Mr. Buettgen as part of a High-Performance Award and 252,939 service-based stock options awarded to Mr. Buettgen as part of a Make-Whole Award.

PROPOSAL TWO: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking shareholders to approve the compensation of the Named Executives as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Company has designed its compensation program to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure that rewards executive performance that maximizes financial return to shareholders, prudently invests capital and achieves certain targets for sales and profits. In addition to the discussion of our executive compensation program found in

62	2016 Proxy Statement

the “Compensation Discussion and Analysis” section of this Proxy Statement, we urge you to consider the following factors in deciding how to vote on this proposal:

○

our senior management and Compensation Committee have thoughtfully considered the prior say-on-pay vote results and shareholder feedback and have worked to respond appropriately, including by adopting many of the features specifically requested by our shareholders;

○	executive pay is tied to performance;
○	our Compensation Committee has positioned executive pay near the 50th percentile of the Company’s Peer Group;
○	undue risk is mitigated by the utilization of caps on potential payments, clawback provisions, and lengthy vesting periods;
○	we provide only modest perquisites that benefit the Company’s business purposes;
○	we have adopted reasonable share ownership guidelines;
○	our Compensation Committee has engaged an independent consultant that reports directly to the Compensation Committee and provides no other services to the Company;
○	we do not have separate change in control agreements beyond the CIC Plan, and we do not have excise tax gross-ups in connection with changes in control; and
○	we do not include the value of short-term or long-term incentive compensation in pension calculations.

The Board recommends a vote FOR the following advisory resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving the Company’s goals of attracting and retaining the best possible executive talent, motivating sustained financial and operational performance, and aligning executives’ interest with those of shareholders:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executives, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative).

This advisory resolution, commonly referred to as the “say-on-pay” resolution, is non-binding on the Board. At our October 2011 shareholder meeting, the Company’s shareholders elected to conduct such an advisory vote on executive compensation on an annual basis. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

2016 Proxy Statement	63

Shareholder Approval

To approve, on an advisory basis, the compensation of the Named Executives per the Proposal, the number of votes cast in favor of approval must constitute a majority of votes cast, not including abstentions or broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy that all related person transactions with the Company must be approved in advance by the Audit Committee. All potential related person transactions must be submitted to the Secretary for subsequent submission to the Audit Committee. The Audit Committee or Board evaluates whether to approve a proposed related person transaction based on the following factors:

○	whether the terms of the proposed transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;
○	whether there are any business reasons for the Company to enter into the proposed transaction;
○	whether the proposed transaction would impair the independence of an outside director;
○

whether the proposed transaction would present an improper conflict of interest for any related person, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction, and the ongoing nature of any proposed relationship; and

○	any other factors the Audit Committee or Board deems relevant.

There were no related person transactions with the Company in fiscal year 2016.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2016 consolidated financial statements (the “Financial Statements”):

○

management is primarily responsible for the preparation of the Financial Statements in accordance with GAAP and the financial reporting process, including the system of internal control over financial reporting. KPMG, our independent registered public accounting firm, is responsible for performing independent audits of the Company’s Financial Statements and the effectiveness of the Company’s system of internal control over financial reporting and for issuing reports thereon;

64	2016 Proxy Statement

○

the Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions about the effectiveness of the Company’s internal control over financial reporting;

○

the Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and accounting judgments, and the transparency of disclosures in the Financial Statements;

○

the Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

○

the Audit Committee has received the written disclosures and letter from KPMG required by the NYSE Listing Standards and the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence from the Company and has discussed with KPMG the firm’s independence;

○	the Audit Committee has held meetings with KPMG throughout the fiscal year without management present, to discuss financial reporting matters;
○

in its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; if the auditor were an investor, would the investor have received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and whether the Company is following the same internal controls that would be followed if KPMG were the Company’s Chief Executive Officer; and

○

based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016.

The Audit Committee, comprised of all non-management directors, meets at regularly scheduled executive sessions at which Mr. Lanigan, the Audit Committee Chairman, presides.

This report is submitted by the Audit Committee, the current members of which are named below.

Mark W. Addicks
F. Lane Cardwell, Jr.
Bernard Lanigan, Jr. (Chair)
Jeffrey J. O’Neill

2016 Proxy Statement	65

Audit Committee Charter

The Board has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on our website at http://rubytuesday.com/investors/governance. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and the Board approves it on an annual basis.

Independence of Audit Committee Members

Each of the members of our Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE and the SEC rules.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2017. At the Annual Meeting, we will ask shareholders to ratify the Board’s selection. KPMG has served in this same capacity since 2000 and is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

The Board has submitted this Proposal to our shareholders as required by the Audit Committee Charter. If the shareholders do not ratify the Board’s proposal, the Board will reconsider its action with respect to the engagement of KPMG. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending June 6, 2017.

66	2016 Proxy Statement

Accountants’ Fees and Expenses

The following table sets forth fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements for fiscal years ended May 31, 2016 and June 2, 2015, and fees billed for other services by KPMG.

	Fiscal Year Ended
	May 31, 2016	June 2, 2015
Audit Fees (1)	$1,100,000	$892,500
Audit-related Fees (2)	35,000	30,500
Tax Fees (3)	196,000	46,000
Total Fees	$1,331,000	$969,000
____________________

(1)	Audit fees include fees for the audits of the Company’s annual consolidated financial statements, audits of the effectiveness of internal control over financial reporting, reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal years 2016 and 2015, and the services that are normally rendered by the auditor in connection with statutory or regulatory filings.
(2)	Audit-related fees include fees for audits of the financial statements of one of the Company’s employee benefit plans.
(3)	Tax fees include fees for tax consultation services.

Audit Committee Policy for the Engagement of the Independent Auditor for Audit and Permitted Non-Audit Services

The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually, and, if appropriate, approve, the engagement of the independent registered public accounting firm to provide audit, review, and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or Company structure or from other subsequent events, must be approved in advance by the Audit Committee.

The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services that are permitted under applicable laws, rules, and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services does not exceed five percent of the total fees paid by the Company to the accounting firm in the fiscal year in which the services are provided; (ii) such services are not recognized to constitute non-audit services at the time of engagement of the independent registered public accounting firm; and (iii) such services are promptly brought to the attention of the Audit Committee and properly approved prior to completion of the service. Such approvals are to be obtained at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by special approval of the Audit Committee or by approval of the Audit Committee

2016 Proxy Statement	67

Chairman, to whom the Audit Committee has delegated specific approval authority. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable laws, rules, and regulations.

All of the services, if any, provided under Audit Fees, Audit-related Fees, and Tax Fees were pre-approved by the Audit Committee.

Determination of Auditor Independence

The Audit Committee has considered and evaluated the services provided by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

Shareholder Approval

To ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 6, 2017, the number of votes cast in favor of election must constitute a majority of votes cast, not including abstentions or broker non-votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to submit a proposal for action at our 2017 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in our proxy materials must provide a written copy of the proposal to the Company not later than April 28, 2017 and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by facsimile at (865) 379-6826 followed by mail submission, in each case to the attention of Rhonda Parish, Chief Legal Officer and Secretary of the Company.

The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2017 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation and certain other procedures contained in the Bylaws of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office at least 90 days in advance of the meeting and complies with certain other procedures contained in the Bylaws of the Company, and in either case, certain other conditions of the applicable rules of the SEC are satisfied.

68	2016 Proxy Statement

GENERAL

Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2016 are available without charge to shareholders upon written request to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700 and are available on our website at http://rubytuesday.com/investors/annual reports. Additional copies of these documents may be requested by contacting the Secretary at the address and phone number listed above. In addition, you may access these materials on the Internet at https://materials.proxyvote.com/781182 which does not have “ cookies” that identify visitors to the site.

By Order of the Board of Directors,

Rhonda Parish
Chief Legal Officer and Secretary

August 26, 2016
Maryville, Tennessee

2016 Proxy Statement	69

RUBY TUESDAY, INC.
ATTN: RHONDA SALLAS
150 W. CHURCH AVENUE
MARYVILLE, TN 37801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E12858-P81702	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUBY TUESDAY, INC.

To Elect Two Class III Directors For a Term of Three Years to the Board of Directors:

The Board of Directors recommends a vote FOR all Director Nominees listed below.

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	JAMES J. BUETTGEN	☐	☐	☐

	1b.	BERNARD LANIGAN, JR.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	TO APPROVE AN ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.	☐	☐	☐

3.	TO RATIFY THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 6, 2017.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

E12859-P81702

RUBY TUESDAY, INC.
Annual Meeting of Shareholders
October 5, 2016 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 26, 2016. The undersigned hereby appoints James J. (JJ) Buettgen and Sue Briley and either of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the "Company") common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, to be held at 11:00 AM, EDT on October 5, 2016 at the Ruby Tuesday, Inc., Restaurant Support Center, 150 West Church Avenue, Maryville, TN 37801, and any adjournment(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned.

If you hold Ruby Tuesday stock in the Ruby Tuesday, Inc. Salary Deferral Plan (the "401 (K) Plan"), this proxy/voting instruction card is solicited by the Trustee, Wells Fargo Shareholder Services. You may vote these shares by phone and/or Internet as described on the reverse side. If you do not provide voting instructions with respect to the shares held in the 401 (K) Plan, those shares will not be voted.

This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy is revocable at or anytime prior to the meeting.

Continued and to be marked, dated and signed on reverse side